Filed pursuant to Rule 424(b)(3)
Registration No. 333-168658

Prospectus Supplement No. 3
(to Prospectus dated August 31, 2010)

ANTs software, inc.

19,179,140 Shares of Common Stock

This prospectus supplement no. 3 supplements the prospectus dated August 31, 2010, of ANTs software, inc., which forms a part of our registration statement on Form S-1 (Registration No. 333-168658).

This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the prospectus with the information contained in our current report on Form 8-K, filed with the SEC on January 6, 2011 (the “Report”).  Accordingly, we have attached the Report to this prospectus supplement.

The prospectus relates to the sale of up to 19,179,140 shares of ANTs software inc. common stock, par value $0.0001 per share, by the entity named in the “Selling Security Holder” section of the prospectus, including shares of our common stock previously issued to the selling security holder pursuant to the terms of an agreement dated March 12, 2010, by and between the Company and the selling security holder, and as amended on July 15, 2010 (collectively, the “Stock Purchase Agreement”), (b) shares of our common stock issuable to the selling security holder upon the exercise of a warrant to purchase shares of common stock granted to the selling security holder pursuant to the Stock Purchase Agreement, and (c) shares of our common stock previously issued and additional shares issuable in the future to the selling security holder after the date hereof in connection with certain quarterly payment obligations pursuant to the Stock Purchase Agreement.

We will not receive any of the proceeds from the sale of the shares by the selling security holder.  We have paid, and will continue to pay, the costs relating to the registration of these shares.

Our common stock is quoted in the Over-the-Counter Bulletin Board under the symbol “ANTS.”  On January 5, 2011, the last reported closing price of our common stock was $0.555 per share. You are urged to obtain current market quotations for the common stock.

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You should read the prospectus carefully before you invest. Please refer to “Risk Factors” on page 10 of the prospectus for a discussion of the material risks involved in investing in the shares.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is January 6, 2011.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 6, 2011 (December 31, 2010)

ANTS SOFTWARE INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-16299	13-3054685
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

71 Stevenson St., Suite 400, San Francisco, CA	94105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 931-0500

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On December 31, 2010, ANTs software inc. (“ANTs”) entered into an agreement (the “BRG Agreement”) with BRG Investments, LLC, a Delaware Company (“BRG”). Pursuant to the BRG Agreement, BRG agreed to purchase from the Company (i) 5,184,033 shares of restricted common stock and (ii) warrants to purchase additional shares of restricted common stock (the “Initial Warrant”), at an aggregate purchase price of $3.0 million. The closing of the sale occurred on January 4, 2011. In addition, BRG has the right under the BRG Agreement, but not the obligation, to purchase additional shares of ANTs common stock and warrants at a purchase price equal to the greater of (i) the Average Market Price, as defined in the BRG Agreement, of ANTs common stock calculated as of the date of the corresponding Purchaser Notice, as defined in the BRG Agreement and (ii) $0.5787, for up to an aggregate purchase price of $3.0 million (“Subsequent Investments”).  BRG can exercise its right to purchase the additional shares at any time until the first anniversary of the initial closing date. The Initial Warrant provides BRG the right to purchase up to $3.0 million of ANTs common stock at an initial exercise price of $0.5261 per share exercisable for a period of nine years. The Initial Warrant amount of $3.0 million shall be increased by the aggregate amount of each Subsequent Investment. The exercise price and expiration date of the warrant are subject to adjustment and extension based on the occurrence of certain events and the warrant may be exercised on a cashless basis.  The BRG Agreement also provides to BRG certain anti-dilution provisions that would require that the Company issue to BRG additional shares of common stock and additional warrant coverage in the event the Company issues shares of common stock at a price below the purchase price or exercise price per share paid by BRG or, in the case of cashless exercise of the warrant or issuance of shares as a Quarterly Payment, deemed paid by BRG, subject to certain exceptions.

In addition to the foregoing, for so long as any portion of the Initial Warrant remains outstanding, and commencing on March 31, 2011, the Company is required to pay to BRG on each March 31, June 30, September 30 and December 31, a quarterly payment equal to:  the product of (A) the quotient of (x) the remaining unexercised amount of the Initial Warrant as of the third business day preceding such quarterly payment date (initially $3,000,000), divided by (y) the warrant exercise price as of the quarterly payment date (initially $0.5261 and subject to adjustments), multiplied by (B) $0.01 per share (each a “Quarterly Payment”).  The current Quarterly Payment is $57,024.  The Company, in its discretion, may pay the Quarterly Payments in cash or in shares of common stock determined by dividing the Quarterly Payment by the Average Market Price (as defined below) on the third business day prior to the applicable Quarterly Payment date.

Under the BRG Agreement, Average Market Price is defined as the average of the Daily Market Prices of such security for all of the Business Days in the most recently completed calendar month that ended prior to the date of the corresponding Purchaser Notice, as defined in the BRG Agreement.

If certain conditions are satisfied, a subsequent warrant will be issued covering $3.0 million of ANTs common stock plus the aggregate amount of all Subsequent Investments made by BRG under the BRG Agreement. The subsequent warrant will have an exercise price of $3.00 per share subject to certain adjustments, a term of two years subject to certain extensions, and the same cashless exercise provisions as the initial warrant.

Proceeds from the transaction will be used for general operating purposes, to further fund ANTs’ development and go-to-market strategy for its innovative database migration solutions and to repay its $0.25 million expired line of credit.

The BRG Agreement requires that the Company file a registration statement with the Securities and Exchange Commission no later than February 14, 2011 to register the shares of common stock issued to BRG, including the shares issuable upon exercise of the Initial Warrant and payable as Quarterly Payments.  In the event such registration statement is not declared effective on or before March 31, 2011, the BRG Agreement requires that the Company pay substantial penalties to BRG.

ANTs entered into an agreement with Fletcher International, Ltd. (“Fletcher”) on March 12, 2010, as amended on July 15, 2010 (the “Fletcher Agreement”). Pursuant to the Fletcher Agreement, ANTs sold shares of common stock and warrants to purchase common stock to Fletcher in March and July 2010, sold shares of common stock to Fletcher in May 2010 and issued shares to Fletcher for Quarterly Payments in April, July, October and December 2010. Also pursuant to the Fletcher Agreement, Fletcher is entitled to certain anti-dilution protections in the event the Company issued and sold shares of common stock at a price below that paid or deemed paid by Fletcher.  The price per share of common stock sold to BRG under the BRG Agreement is below the price paid by Fletcher.   As a result, the Company is required to issue to Fletcher an additional 4,146,169 shares of common stock.  Further, the warrant to purchase common stock granted by the Company to Fletcher under the Fletcher Agreement (the “Initial Fletcher Warrant”) has been adjusted to reduce the exercise price of the warrant to $0.5261 per share (from $0.903).  As a result, the Initial Fletcher Warrant now represents the right to purchase up to 19,007,793 shares at a cash exercise price of $0.5261 per share.  The increase in the number of shares issuable to Fletcher under the Initial Fletcher Warrant also causes an increase in certain quarterly payments payable by the Company under the Fletcher Agreement.  Specifically, for so long as any portion of the Initial Fletcher Warrant remains outstanding, and commencing on March 31, 2010, the  Company is required to pay to Fletcher on each March 31, June 30, September 30 and December 31, a quarterly payment equal to:  the product of (A) the quotient of (x) the remaining unexercised amount of the Initial Fletcher Warrant as of the third business day preceding such quarterly payment date (initially $10,000,000), divided by (y) the warrant exercise price as of the quarterly payment date ($0.5261, as adjusted), multiplied by (B) $0.01 per share (each a “Fletcher Quarterly Payment”).  The adjusted Fletcher Quarterly Payment is $190,078.  The Company has the right to pay the Fletcher Quarterly Payment in cash or shares of common stock based on a formula set forth in the Fletcher Agreement.  Fletcher and BRG are related entities.

A copy of the Agreement is filed herewith as Exhibit 10.1 and the Initial Warrant is filed herewith as Exhibit 10.2.  The terms of the Agreement and the Initial Warrant are incorporated herein by reference.

Item 3.02  Unregistered Sales of Equity Securities

As referenced under Item 1.01 above, ANTs engaged in a private placement transaction with BRG. The description of the transaction set forth in Item 1.01 is incorporated herein by reference.

BRG qualifies as an accredited investor as such term is defined in Rule 501 under the Securities Act of 1933, as amended (the “Act”). The sales of these securities were made in reliance upon Rule 506 and Section 4(2) of the Act.

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits
	10.1	Agreement dated as of December 31, 2010, by and between ANTS software, inc. and BRG Investments, LLC
	10.2	Warrant dated January 4, 2011, between ANTS software, inc. and BRG Investments, LLC
	99.1	Press release dated January 6, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTs software inc.

Date: January 6, 2011	By:	/s/ Dave Buckel
Dave Buckel, Chief Financial
Officer

Exhibit 10.1
AGREEMENT

This Agreement (this "Agreement"), dated as of December 31, 2010, is entered into by and between ANTs software inc., a Delaware corporation (together with its successors, "Company"), and BRG Investments, LLC, a Delaware Company (together with its successors, "Purchaser").

The parties hereto agree as follows:

1.      Purchase and Sale.  In consideration of and upon the basis of the representations, warranties and agreements and subject to the terms and conditions set forth in this Agreement:

(a)           Initial Purchase.  Purchaser agrees to purchase from Company, and Company agrees to sell to Purchaser on the Initial Closing Date (as defined below), in accordance with Section 2 below, five million one hundred eighty-four thousand thirty-three (5,184,033) shares (the "Initial Shares") of Company's common stock, $0.0001 par value per share (the "Common Stock"), at a price per share equal to $0.5787, for an aggregate purchase price of three million dollars ($3,000,000).  Concurrently with the issuance of the Initial Shares, Company shall issue to Purchaser a warrant in the form attached hereto as Annex A (the "Initial Warrant") evidencing rights to purchase from Company, subject to the terms and conditions set forth in the Initial Warrant and this Agreement, up to a number of shares of Common Stock as set forth therein.  Purchaser shall have the right to exercise rights under the Initial Warrant in the manner, and subject to the terms, specified in the Initial Warrant.

(b)           Initial Closing.  Upon satisfaction or, if applicable, waiver of the relevant conditions set forth in Sections 14 and 15 hereof, the closing (the "Initial Closing") of the sale of the Initial Shares and the issuance of the Initial Warrant shall occur on the third (3rd) Business Day after and excluding the date of this Agreement, or on such other date as Purchaser and Company shall mutually agree (such date, the "Initial Closing Date").  If any of the conditions set forth in Section 14 hereof are not satisfied or waived on or prior to 9:30 a.m. New York City time on the Initial Closing Date or if Company fails to perform its obligations on the Initial Closing Date (including delivery of all Initial Shares and the Initial Warrant on such date) for any reason other than Purchaser's failure to satisfy the relevant conditions required by Section 15 hereof, then in addition to all remedies available to Purchaser at law or in equity, Purchaser may, at its sole discretion and at any time, elect to consummate the investment or not, in its sole discretion, on a later date specified in writing by Purchaser to Company.

(c)           Subsequent Investments.

(i)                 Company grants Purchaser independent rights (the "Purchaser Rights") to require Company to sell to it, at any time and from time to time after the Initial Closing Date until the first anniversary of the Initial Closing Date (as adjusted in accordance herewith, the “Purchaser Rights Expiration Date”), in whole or in part but in no more than four (4) separate exercises, (A) additional shares of Common Stock, at a price per share equal to the greater of (i) the Average Market Price (as defined below) of the Common Stock calculated as of the date of the corresponding Purchaser Notice (as defined below) and (ii) $0.5787, for up to an aggregate purchase price of three million dollars ($3,000,000) (any such purchase of additional shares of Common a "Subsequent Investment"). To exercise any Purchaser Rights, Purchaser shall deliver one or more written notices substantially in the form attached hereto as Annex B (a "Purchaser Notice") to Company from time to time commencing on the date hereof.

(ii)                 The Purchaser Rights Expiration Date shall be extended by two (2) Business Days for: (A) each Public Market Unavailability Day (or portion thereof), and (B) each Business Day (or portion thereof) occurring during the period (x) commencing on the earlier of the day on which Company restates or announces its intention to restate any portion of Company Financial Statements, and (y) ending on the date on which Company files quarterly or annual financial statements that constitute a Restatement on a Form 10-K, Form 10-Q, Form 8-K or any other filing with the SEC (and if Company makes multiple filings of a Restatement with the SEC, the last of such dates);

(d)           Quarterly Payments.

(i)                 So long as any portion of the Initial Warrant remains outstanding and unexercised, Company shall pay to Purchaser on March 31, 2011 and each June 30, September 30, December 31 and March 31 thereafter (or if any such date is not a Business Day, the next succeeding Business Day) (each a "Quarterly Payment Date") a payment equal to: the product of (A) the quotient of (x) the remaining Warrant Amount as of the third (3rd) Business Day preceding the Quarterly Payment Date divided by (y) the Warrant Price as of such date (but disregarding for such purpose any adjustments in the Warrant Price that may have occurred since the date of this Agreement pursuant to Section 6(b) hereof), multiplied by (B) $0.01 per share (each, a "Quarterly Payment").

(ii)                 Except as provided in Section 1(d)(iii), and subject to the limitations set forth in Section 7 hereof and to the satisfaction or waiver of the relevant conditions set forth in Sections 14 and 15 hereof, if as of any Quarterly Payment Date there is no Effective Election Notice or there is an Effective Election Notice that provides that Company will pay Quarterly Payments in Common Stock, the Quarterly Payment on such Quarterly Payment Date shall be made by issuance to Purchaser of that number of shares of Common Stock equal to (x) the amount of the Quarterly Payment divided by (y) the Average Market Price of the Common Stock on the third (3rd) Business Day preceding the Quarterly Payment Date (a "Share Quarterly Payment").

(iii)                 If as of any Quarterly Payment Date there is an Effective Election Notice that provides that Company will pay Quarterly Payments in cash, or if there is no such Effective Election Notice but such Quarterly Payment cannot be made in Common Stock on the Quarterly Payment Date (whether as a result of the limitations set forth in Section 7 hereof or the failure of any relevant condition set forth in Section 14 or 15 hereof to be satisfied or waived or otherwise), then such Quarterly Payment shall be made in cash on the Quarterly Payment Date by wire transfer of immediately available funds to an account designated by Purchaser in writing.

(iv)                 "Effective Election Notice" means an Election Notice following the thirtieth (30th) Business Day after its delivery to Purchaser, which shall, after expiration of such thirty (30) Business Day period, supersede any prior Effective Election Notice.

(v)                 "Election Notice" means a notice, substantially in the form attached as Annex C to the Agreement, delivered by Company to Purchaser signifying its election to deliver cash or shares of Common Stock in respect of future Quarterly Payments.

(vi)                 Company shall be entitled to deduct and withhold from any Quarterly Payment such amounts as Company is required to deduct and withhold with respect to such Quarterly Payment under the Internal Revenue Code of 1986, as amended, or other provision of state, local or foreign tax law.

(vii)                 Interest shall be due and payable on any Quarterly Payment that is due to Purchaser pursuant to this Section 1(d) and has not been paid when due, calculated for the period from and including the due date to but excluding the date on which such amount is paid at an annual rate equal to the greater of (i) twelve percent (12%) or (ii) the prime rate of U.S. money center banks as published in The Wall Street Journal (or if The Wall Street Journal does not exist or publish such information, then the average of the prime rates of three (3) U.S. money center banks agreed to by the parties) plus nine percent (9%) or such lesser amount as is permitted under applicable usury or other law.  Any such interest shall be paid in cash no later than the date that the Quarterly Payment is made by wire transfer of immediately available funds to an account designated by Purchaser in writing.

(e)           Subsequent Closings.  Subject to the limitations set forth in Section 7 hereof, and upon satisfaction or, if applicable, waiver of the relevant conditions set forth in Sections 14 and 15 hereof, the closing of a Subsequent Investment or a Share Quarterly Payment, as applicable (each, a "Subsequent Closing"), shall occur on the third (3rd) Business Day after and excluding the date of delivery of the applicable Purchaser Notice or in the case of a Share Quarterly Payment on the applicable Quarterly Payment Date, or on such other date as Purchaser and Company shall mutually agree (such date and time being referred to herein as the applicable "Subsequent Closing Date" and together with the Initial Closing Date, each a "Closing Date").  Subject to Section 1(d)(iii) with respect to a Subsequent Closing for a Share Quarterly Payment, if any of the relevant conditions set forth in Section 14 hereof are not satisfied or waived on or prior to 9:30 a.m. New York City time on a Subsequent Closing Date or if Company fails to perform its obligations on such Subsequent Closing Date for any reason other than Purchaser's failure to satisfy the relevant conditions required by Section 15 hereof, then in addition to all remedies available to Purchaser at law or in equity, Purchaser may, at its sole discretion and at any time, elect to consummate or not consummate the applicable Subsequent Investment or Share Quarterly Payment, in its sole discretion, on a later date specified in writing by Purchaser to Company.

(f)           Certain Defined Terms.  As used herein, the following terms shall be defined as follows:

(i)                 "Additional Common Shares" means Common Shares issued pursuant to a Subsequent Investment or a Share Quarterly Payment.

(ii)                 "Average Market Price" means, with respect to a security on any reference date, the average of the Daily Market Prices of such security for all of the Business Days in the most recently completed calendar month that ended prior to such reference date.

(iii)                 "Business Day" means any day on which the Common Stock may be traded on the Principal Listing Exchange or, if not admitted for trading on any Market, on any day other than a Saturday, Sunday or holiday on which banks in New York City are required or permitted to be closed.

(iv)                 "Common Shares" means the shares of Common Stock issuable under this Agreement and upon exercise of the Warrant (as defined below).

(v)                 "Daily Market Price" means, with respect to a security on any date, the amount per share of such security equal to (i) the daily volume-weighted average price on such date on the Principal Listing Exchange or, if no sale takes place on such date, the average of the closing bid and asked prices thereof on such date on the Principal Listing Exchange, in each case as reported by Bloomberg, L.P. (or by such other Person as Purchaser and Company may agree), or (ii) if such security is not then listed or admitted to trading on a Market, the higher of (x) the book value per share thereof as determined by any firm of independent public accountants of recognized standing selected by Company's Board of Directors as of the last calendar day of any month ending within sixty (60) calendar days preceding the date as of which the determination is to be made or (y) the fair value per share thereof determined in good faith by an independent, nationally recognized appraisal firm selected by Purchaser and reasonably acceptable to Company (whose fees and expenses shall be borne by Company), subject to adjustment for stock splits, recombinations, stock dividends and the like.

(vi)                 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(vii)                 "FINRA" means Financial Industry Regulatory Authority, Inc.

(viii)                 "Investment Securities" means the Warrant and all Common Shares.

(ix)                 "Market" means, with respect to a security, any public securities exchange, market, quotation system or over-the-counter system on which such security is then traded or quoted.

(x)                 "OTCBB" means the OTC Bulletin Board service or any replacement service offered by FINRA.

(xi)                 "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

(xii)                 "Principal Listing Exchange" means the principal U.S. Market on which the Common Stock is then traded or quoted, which as of the date of this Agreement is the OTCBB.

(xiii)                 "Trading Volume" means, for a particular reference date, the daily trading volume for the Common Stock on such reference date on the Principal Listing Exchange, as reported by Bloomberg, L.P. (or by such other Person as Purchaser and Company may agree).

(xiv)                 "Warrant" means the Initial Warrant or Subsequent Warrant, or both, as the case may be.

2.          Initial Closing Deliveries.  The Initial Closing shall take place initially via facsimile on the Initial Closing Date in the manner set forth below.

(a)           Common Stock.  Company shall issue and deliver the number of duly authorized, validly issued, fully paid and non-assessable Initial Shares (x) in uncertificated form by book-entry transfer via the Depository Trust Company's Deposit and Withdrawal at Custodian (or DWAC) system or (y) if DWAC is unavailable, by delivery of one or more certificates as provided in Section 2(f), and shall register such shares in the shareholder register of Company in the name of Purchaser or as instructed by Purchaser in writing.

(b)           Initial Warrant.  Company shall deliver the Initial Warrant, duly executed by Company in definitive form as provided in Section 2(f), and shall register such Initial Warrant in the warrant register of Company in the name of Purchaser or as instructed by Purchaser in writing.

(c)           Purchase Price.  Purchaser shall cause to be wire transferred to Company, in accordance with the instructions set forth in Section 20, the aggregate purchase price of three million dollars ($3,000,000) in immediately available United States funds.

(d)           Closing Documents.  The closing documents required by Sections 14 and 15 shall be delivered to Purchaser and Company, respectively.

(e)           Delivery Notice.  Company shall deliver to Purchaser an executed copy of the delivery notice in the form attached hereto as Annex D.

(f)           Delivery Procedure. The original Initial Warrant and, if DWAC is unavailable, the original certificates representing shares of Common Stock shall be delivered via Federal Express, at Company's expense, to Purchaser's custodian at the address for such custodian set forth on Annex D or as otherwise instructed by Purchaser in writing, and a copy of the airbill evidencing that such documents have been sent shall be provided to Purchaser on the Initial Closing Date.

The deliveries specified in this Section 2 shall be deemed to occur simultaneously as part of a single transaction, and no delivery shall be deemed to have been made until all such deliveries have been made.

3.      Subsequent Closing Deliveries.  Each Subsequent Closing shall take place initially via facsimile on the applicable Subsequent Closing Date in the manner set forth below. At each Subsequent Closing, the following deliveries shall be made:

(a)           Additional Common Shares.  Company shall issue and deliver the number of duly authorized, validly issued, fully paid and non-assessable Additional Common Shares purchased or required to be issued at such Subsequent Closing (x) in uncertificated form by book-entry transfer via the Depository Trust Company's Deposit and Withdrawal at Custodian (or DWAC) system or (y) if DWAC is unavailable, by delivery of one or more certificates as provided in Section 3(e), and shall register such shares in the shareholder register of Company in the name of Purchaser or as instructed by Purchaser in writing.

(b)           Purchase Price.  For each Subsequent Closing other than a Subsequent Closing for a Share Quarterly Payment, Purchaser shall cause to be wire transferred to Company, in accordance with the instructions set forth in Section 20, the aggregate purchase price payable for the Additional Common Shares to be purchased at such Subsequent Closing, in immediately available United States funds.

(c)           Closing Documents.  The closing documents required by Sections 14 and 15 shall be delivered to Purchaser and Company, respectively.

(d)           Delivery Notice.  Company shall deliver to Purchaser an executed copy of the delivery notice in the form attached hereto as Annex D.

(e)           Delivery Procedure. If DWAC is unavailable, the original certificates representing shares of Common Stock purchased at such Subsequent Closing shall be delivered via Federal Express, at Company's expense, to Purchaser's custodian at the address for such custodian set forth on Annex D or as otherwise instructed by Purchaser in writing, and a copy of the airbill evidencing that such documents have been sent shall be provided to Purchaser on the applicable Subsequent Closing Date.

The deliveries specified in this Section 3 shall be deemed to occur simultaneously as part of a single transaction, and no delivery shall be deemed to have been made until all such deliveries have been made.

4.      Representations and Warranties of Company.  Company hereby represents and warrants to Purchaser on each Closing Date and each exercise of the Warrant except as set forth on a Schedule of Exceptions attached hereto as Exhibit 1, which shall identify each exception by reference to the specific Section to which such exception applies, as follows:

(a)           Incorporation.  Company has been duly incorporated and is validly existing in good standing under the laws of Delaware or, after the Initial Closing Date, if another entity has succeeded Company in accordance with the terms hereof, under the laws of one of the states of the United States or the District of Columbia.

(b)           Authorization.  The execution, delivery and performance of this Agreement and the Warrant (including the authorization, sale, issuance and delivery of the Investment Securities) have been duly authorized by all requisite corporate action and no further consent or authorization of Company, its Board of Directors or its shareholders is required, except as otherwise contemplated by this Agreement.

(c)           Execution and Delivery.  This Agreement has been duly executed and delivered by Company and, when this Agreement is duly authorized, executed and delivered by Purchaser, will be a valid and binding agreement enforceable against Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.  The issuance of the Investment Securities is not and will not be subject to any preemptive right or rights of first refusal that have not been properly waived or complied with.

(d)           Corporate Power; Qualification.  Company has full corporate power and authority necessary to (i) own and operate its properties and assets, execute and deliver this Agreement, (ii) perform its obligations hereunder and under the Warrant (including, but not limited to, the issuance of the Investment Securities) and (iii) carry on its business as presently conducted and as presently proposed to be conducted.  Company and its subsidiaries are duly qualified and are authorized to do business and are in good standing as foreign corporations in all jurisdictions in which the nature of their activities and of their properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.  For purposes of this Agreement, "Material Adverse Effect" means any material adverse effect with respect to (A) the business, properties, assets, operations, results of operations, revenues, prospects or condition, financial or otherwise, of Company and its subsidiaries taken as a whole, (B) the legality, validity or enforceability of the Agreement, the Warrant, the Registration Statements or a Prospectus, or (C) Company's ability to perform fully on a timely basis its obligations under the Agreement or the Warrant.

(e)           No Consents.  No consent, approval, authorization or order of any court, governmental agency or other body is required for execution and delivery by Company of this Agreement or the performance by Company of any of its obligations hereunder and under the Warrant other than the approval by the SEC of the Registration Statements to be filed pursuant to Section 5(a) hereof.

(f)           No Conflict.

(i)                 Neither the execution and delivery by Company of this Agreement and the Warrant nor the performance by Company of any of its obligations hereunder and thereunder:

(1)           violates, conflicts with, results in a breach of, or constitutes a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) or creates any rights in respect of any Person under (A) the articles of incorporation or by-laws or comparable organizational documents of Company or any of its subsidiaries, (B) any decree, judgment, order, law, treaty, rule, regulation or determination of any court, governmental agency or body, or arbitrator having jurisdiction over Company or any of its subsidiaries or any of their respective properties or assets, (C) the terms of any bond, debenture, indenture, credit agreement, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, lease, mortgage, deed of trust or other instrument to which Company or any of its subsidiaries is a party, by which Company or any of its subsidiaries is bound, or to which any of the properties or assets of Company or any of its subsidiaries is subject, (D) the terms of any "lock-up" or similar provision of any underwriting or similar agreement to which Company is a party, or (E) any rule or regulation of the Principal Listing Exchange applicable to Company or the transactions contemplated hereby or of FINRA; or

(2)           results in the creation or imposition of any lien, charge or encumbrance upon any Investment Securities or upon any of the properties or assets of Company or any of its subsidiaries.

(ii)                 There is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Company's charter documents or the laws of its state of incorporation that is or would become applicable to Purchaser as a result of Purchaser and Company fulfilling their obligations or exercising their rights under this Agreement and the Warrant.

(g)           Valid Issuance.  When issued to Purchaser against payment therefor, each Investment Security:

(i)                 will have been duly and validly authorized, duly and validly issued, fully paid and non-assessable;

(ii)                 will be free and clear of any security interests, liens, claims or other encumbrances; and

(iii)                 will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of Company.

(h)           Registration and Listing.  Any resale of Common Shares will be registered under the Securities Act as provided in Section 5(a) hereof.  Company satisfies all continued listing criteria of the Principal Listing Exchange.  No present set of facts or circumstances will (with the passage of time or the giving of notice or both or neither) cause any of the Common Stock to be delisted from the Principal Listing Exchange.  All of the Common Shares will, when issued, be duly listed and admitted for trading on all of the Markets where shares of Common Stock are traded, including the Principal Listing Exchange.

(i)           Proceedings.  There is no pending or, to the best knowledge of Company, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over Company or any of its affiliates that would affect the execution by Company of, or the performance by Company of its obligations under, this Agreement or the Warrant.

(j)           Public Filings.  Since January 1, 2007, none of Company's filings with the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act") or under Section 13 or 15(d) of the Exchange Act (each an "SEC Filing"), including the financial statements and schedules of Company and results of Company's operations and cash flow contained therein, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading.  Except as has been disclosed to Purchaser in writing, (i) since January 1, 2009, there has not been any pending or, to the best knowledge of Company, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over Company or any of its subsidiaries or affiliates that will or is reasonably likely to result in a Material Adverse Effect except as disclosed in Company's SEC Filings on or before the date immediately prior to and excluding the date hereof, (ii) since the date of Company's most recent SEC Filing, there has not been, and Company is not aware of, any development or condition that is reasonably likely to result in, a Material Adverse Effect, and (iii) Company's SEC Filings made before and excluding the Closing Date fully disclose all material information concerning Company and its subsidiaries (other than the existence and terms of this Agreement).

(k)           Exempt Offering.  The offer and sale of the Common Shares and the Warrant to Purchaser pursuant to this Agreement will, subject to the accuracy of Purchaser's  representations and warranties contained in Section 8 hereof and compliance by Purchaser with the applicable covenants and agreements contained in Section 11 hereof, be made in accordance with an exemption from the registration requirements of the Securities Act and any applicable state law.  Neither Company nor any agent on its behalf has solicited or will solicit any offers to buy or has offered to sell or will offer to sell all or any part of the Investment Securities or any other securities to any Person or Persons so as to bring the sale or issuance of the Investment Securities by Company within the registration provisions of the Securities Act, except that the Company will register the Covered Securities.

(l)           Capitalization.  Immediately prior to the Initial Closing Date, the authorized capital stock of Company consists of three hundred million (300,000,000) shares of Common Stock, $0.0001 par value per share and fifty million (50,000,000) shares of preferred stock, par value $0.0001 per share.  Immediately prior to the Initial Closing Date (and prior to giving effect to the provisions of Section 9 of the Agreement by and between the Company and Fletcher International, Ltd. dated March 12, 2010, as amended by that certain Amendment to Agreement, dated July 16, 2010 (the “Fletcher Agreement”) and the issuance of additional shares of Common Stock or warrants), (A) one hundred twenty-one million eighteen thousand six hundred forty-two (121,018,642) shares of Common Stock were issued and outstanding, and eighty million five hundred fifty-two thousand six hundred sixty-six (80,552,666) shares of Common Stock are currently reserved and subject to issuance upon the exercise or conversion of outstanding stock options, warrants, preferred stock or other convertible rights, (B) zero (0) shares of Common Stock are held in the treasury of Company, (C) nine million nine hundred seventy-nine thousand one hundred thirty-nine (9,979,139) shares of preferred stock are issued and outstanding, (D) zero (0) shares of preferred stock are currently reserved and subject to issuance upon the exercise of preferred stock warrants, (E) zero (0) additional shares of Common Stock may be issued under the Company 2000 Stock Option Plan, (F) up to eight hundred three thousand six hundred fourteen (803,614) additional shares of Common Stock may be issued under the Company 2008 Stock Plan and (G) up to eleven million four hundred fifty-five thousand eight hundred four (11,455,804) additional shares of Common Stock may be issued under the Company 2010 Stock Plan.  All of the outstanding shares of Common Stock and preferred stock are, and all shares of capital stock which may be issued pursuant to stock options, warrants, preferred stock or other convertible rights will be, when issued and paid for in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable, free of any preemptive rights in respect thereof and issued in compliance with all applicable state and federal laws concerning issuance of securities.  As of the date hereof, except as set forth above or as disclosed in writing in Schedule 4(l) attached hereto, and except for shares of Common Stock or other securities issued upon conversion, exchange, exercise or purchase associated with the securities, options, warrants, rights and other instruments referenced above, no shares of capital stock or other voting securities of Company were outstanding, no equity equivalents, interests in the ownership or earnings of Company or other similar rights were outstanding, and there were no existing options, warrants, calls, subscriptions or other rights or agreements or commitments relating to the capital stock of Company or any of its subsidiaries or obligating Company or any of its subsidiaries to issue, transfer, sell or redeem any shares of capital stock, or other equity interest in, Company or any of its subsidiaries or obligating Company or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment.

(m)           Insolvency.  The sum of the assets of Company, both at a fair valuation and at present fair salable value, exceeds its liabilities, including contingent liabilities.  Company has sufficient capital with which to conduct its business as presently conducted and as proposed to be conducted.  Company has not incurred debt, and does not intend to incur debt, beyond its ability to pay such debt as it matures.  For purposes of this paragraph, "debt" means any liability on a claim, and "claim" means (i) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (ii) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.  With respect to any such contingent liabilities, such liabilities are computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

(n)           Consideration.  As of the Initial Closing Date, the consideration that Company is receiving from Purchaser is equivalent in value to the consideration Purchaser is receiving from Company pursuant to this Agreement.  As of the Initial Closing Date, under the terms of this Agreement, Company is receiving fair consideration from Purchaser for the agreements, covenants, representations and warranties made by Company to Purchaser.

(o)           Backdating of Options.  The exercise price of each option granted by Company has been no less than the fair market value of a share of Common Stock as determined on the date of grant of such Company option.  All grants of such options were validly issued and properly approved by the Board of Directors of Company (or a duly authorized committee or subcommittee thereof) in material compliance with all applicable legal requirements and recorded on Company's financial statements in accordance with U.S. generally accepted accounting principles, and no such grants involved any "back dating," "forward dating" or similar practices with respect to the effective date of grant.

(p)           Placement Agent's Fees.  Company shall be responsible for the payment of any placement agent's fees, financial advisory fees, or brokers' commissions, in each case payable to third parties retained by Company, relating to or arising out of the offering of the Investment Securities pursuant to this Agreement.  Company shall pay, and hold Purchaser harmless against, any liability, loss or expense (including, without limitation, attorneys' fees and out-of-pocket expenses) arising in connection with any such claim for fees arising out of the offering of the Investment Securities pursuant to this Agreement.

(q)           No Integrated Offering.  Neither Company, nor any Person acting on its behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering of the Investment Securities to be integrated with prior offerings by Company for purposes of the Securities Act or the rules and regulations of FINRA or the Principal Listing Exchange other than such offers and solicitations that would not adversely affect the availability of an exemption from registration under the Securities Act of the transactions contemplated hereby or otherwise result in any violation of the rules and regulations of FINRA.

(r)           Regulatory Permits.  Company possesses all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its business.  Company is not in material violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to it.

(s)           Foreign Corrupt Practices.  Neither Company nor any director, officer, agent, employee or other Person acting on behalf of Company has, in the course of its actions for, or on behalf of, Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(t)           Sarbanes-Oxley Act.  Company is in material compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

(u)           Transactions With Affiliates.  Except as disclosed in Company's SEC Filings, and other than the grant of stock options and restricted and non-restricted stock grants disclosed that are required to be publicly disclosed, none of the officers, directors or employees of Company is presently a party to any transaction with Company required to be disclosed pursuant to Regulation S-K Item 404, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of Company, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner, which such transaction would be required to be disclosed.

(v)           Insurance.  Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which Company is engaged.

(w)           Employee Relations.  Company is not a party to any collective bargaining agreement.  Company is in material compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours.

(x)           Intellectual Property Rights.  Except as disclosed in Company's SEC Filings:

(i)                 Company owns or possesses adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, trade secrets and other intellectual property rights ("Intellectual Property Rights") currently used in its business as now conducted or necessary to conduct its business as now conducted or as proposed to be conducted in the future and all such Intellectual Property Rights are, to the knowledge of Company, valid, subsisting and enforceable.

(ii)                 The operation of the business as currently conducted by Company does not infringe, violate or misappropriate the Intellectual Property Rights of any third party, or constitute an unfair competition or an unfair trade practice under any applicable law, except in each event, where individually or in the aggregate, such infringement, violations, misappropriations or unfair competition or trade practice could not reasonably be expected to result in a Material Adverse Effect on the finances or operations of Company, and Company has not received any written notice from any third party claiming any of the foregoing.

(iii)                 There is no claim, action or proceeding pending or threatened in writing against Company regarding its Intellectual Property Rights or which would otherwise restrict or materially delay the development, testing, approval, use, distribution or sale of Company's products (including those under development).

(iv)                 Company has used commercially reasonable efforts to defend and enforce its Intellectual Property Rights and to Company's knowledge, no third party is currently infringing, violating or misappropriating any Intellectual Property Rights of Company.

(v)                 Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its Intellectual Property Rights, including third party confidential information and trade secrets provided to Company under a duty of confidentiality or non-disclosure.  To Company's knowledge, none of Company's confidential information or trade secrets have been used, disclosed or publicized in any unauthorized manner.

(y)           Investment Company.  Company is not, and is not an affiliate of, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

(z)           Tax Status.  Except as would not have a Material Adverse Effect, Company (i) has made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.

(aa)           Internal Accounting and Disclosure Controls.  Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference.  Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 promulgated under the Exchange Act) that are effective in ensuring that information required to be disclosed by Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to Company's management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.

(bb)           Off Balance Sheet Arrangements.  There is no transaction, arrangement, or other relationship between Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by Company in its SEC Filings and is not so disclosed or that otherwise would have a Material Adverse Effect.

(cc)           Transfer Taxes.  All stock transfer or other taxes (other than income or similar taxes) that are required to be paid in connection with the offering of the Investment Securities will be, or will have been, fully paid or provided for by Company, and all laws imposing such taxes will be or will have been complied with.

(dd)           Manipulation of Price.  Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of Company to facilitate the offering of Investment Securities pursuant to this Agreement or (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases for the offering of Investment Securities pursuant to this Agreement.

(ee)           Anti-dilution Provisions.  As of the date of this Agreement, other than anti-dilution rights present in (i) Company's Certificate of Incorporation or its Certificate of Designation of Rights, Preferences, Privileges and Restrictions of Series A Preferred Stock and (ii) the Fletcher Agreement, each  as in effect on the date of this Agreement, there is no other anti-dilution provision under any agreement to which Company is party or to which any assets of Company are subject.  The anti-dilution rights present in Company's Certificate of Incorporation or its Certificate of Designation of Rights, Preferences, Privileges and Restrictions of Series A Preferred Stock will not become effective as a result of Purchaser and Company fulfilling their obligations or exercising their rights under this Agreement and the Warrant, including, without limitation, as a result of Company's issuance of the Common Shares hereunder or Purchaser's exercise of the Warrant for Common Shares.

(ff)           Certain Notices.  As of each Closing Date, Company has provided Purchaser with all Restatement Notices required to be delivered following a Restatement.

5.      Registration Provisions.

(a)           Registrations.  As soon as practicable after each Trigger Event (as defined below), and in no event later than two (2) full Business Days before filing the applicable Registration Statement (as defined below) with the SEC, Company shall provide Purchaser with a draft registration statement on Form S-1 to be filed by Company with the SEC (together with any amendments and supplements thereto and any replacement registration statement with respect thereto, a "Registration Statement" and, collectively, the "Registration Statements") that covers the resale of all Covered Securities (as defined below) with respect to such Trigger Event.  Purchaser shall have the right to approve the description of the selling shareholder, plan of distribution and all other references to Purchaser and its affiliates contained in each Registration Statement.  Company shall, at its own expense, file each Registration Statement including the description, as approved by Purchaser, of the selling shareholder, plan of distribution and all other references to Purchaser and its affiliates contained in the Registration Statement, as soon as practicable after such approval by Purchaser, and in no event later than (i) for the Registration Statement for which the Trigger Event is the Initial Closing (the "Initial Registration Statement"), forty-five (45) days after the date hereof and (ii) for any other Registration Statement, thirty (30) days after the Trigger Event.  Company shall use its best efforts to cause each Registration Statement to be declared effective by the SEC as soon as practicable, and in no event later than (i) for the Registration Initial Registration Statement, ninety (90) days after the date of this Agreement, (ii) for the Registration Statement for which the Trigger Event is an increase in the Quarterly Share Estimate (as defined below), the first date that Company has issued Common Shares as Share Quarterly Payments in an amount that exceeds the Quarterly Share Estimate in effect prior to such increase and (iii) for any other Registration Statement, ninety (90) days after the applicable Trigger Event (the "Required Registration Date") and cause all applicable Covered Securities to be included on such Registration Statement.  Company shall provide prompt written notice to Purchaser when each Registration Statement has been declared effective by the SEC.  Company shall promptly amend the applicable Registration Statement (or, if necessary, file a new registration statement) at any time that the number of Covered Securities exceeds the number of Common Shares registered on such Registration Statement, so that all such Common Shares shall be registered and freely tradable.  "Trigger Event" means (i) the Initial Closing, (ii) each Subsequent Closing with respect to a Subsequent Investment, (iii) the issuance of the Subsequent Warrant and (iv) an increase in the Quarterly Share Estimate.  "Covered Securities" means (A) with respect to the Trigger Event described in the foregoing clause (i), all Common Shares issued at the Initial Closing, issued or issuable as Share Quarterly Payments (based on the initial Quarterly Share Estimate) and issuable upon exercise of the Initial Warrant, (B) with respect to a Trigger Event described in the foregoing clause (ii), all Common Shares issued upon such Trigger Event and all Common Shares issuable upon exercise of the portion of the Initial Warrant corresponding to the increase in the Warrant Amount (as defined therein) resulting from such Trigger Event, (C) with respect to the Trigger Event described in the foregoing clause (iii), all Common Shares issuable upon exercise of the Subsequent Warrant and (D) with respect to the Trigger Event described in the foregoing clause (iv), the number of shares by which the Quarterly Share Estimate has increased.  For purposes of determining the number of Covered Securities, the Company shall be permitted to use an estimate of the number of Common Shares issuable in the future as Share Quarterly Payments (a "Quarterly Share Estimate").  In determining the number of Covered Securities to include on the Initial Registration Statement, the Quarterly Share Estimate shall be 3,901,999 Common Shares.  The obligations to file the Registration Statements and maintain the effectiveness of the Registration Statements as provided in this Section 5 are referred to herein as the "Registration Requirement."

(b)           Maintenance of Registration.  Company will: (A) keep each Registration Statement effective until the earlier of (x) the later of (i) the second (2nd) anniversary of the issuance of the last Covered Security required to be included in such Registration Statement that may be issued, or (ii) such time as all of the Covered Securities issued or issuable hereunder and required to be included in such Registration Statement can be sold by Purchaser or any of its affiliates immediately without compliance with the registration requirements of the Securities Act pursuant to Rule 144 under the Securities Act ("Rule 144") and (y) the date all of the Covered Securities issued or issuable and required to be included in such Registration Statement shall have been sold by Purchaser and its affiliates (such later period, the "Registration Period"); (B) prepare and file with the SEC such amendments and supplements to each Registration Statement and the prospectus used in connection with such Registration Statement (as so amended and supplemented from time to time, the applicable "Prospectus") as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Covered Securities by Purchaser or any of its affiliates; (C) furnish such number of Prospectuses and other documents incident thereto, including any amendment of or supplement to any Prospectus, as Purchaser from time to time may reasonably request; (D) cause all Covered Securities to be listed on each securities exchange and quoted on each quotation service on which similar securities issued by Company are then listed and/or quoted; (E) provide a transfer agent and registrar for all Covered Securities and a CUSIP number for all Covered Securities; (F) otherwise comply with all applicable rules and regulations of the SEC, the Principal Listing Exchange and any other Market on which the Covered Securities are obligated to be listed and/or quoted under this Agreement; and (G) file the documents required of Company and otherwise obtain and maintain requisite blue sky clearance in (x) all jurisdictions in which any of the shares of Common Stock were originally sold and (y) all other states specified in writing by Purchaser, provided, however, that as to this clause (y), Company shall not be required to qualify to do business or consent to service of process in any state in which it is not now so qualified or has not so consented.  Purchaser shall have the right to approve the description of the selling shareholder, plan of distribution and all other references to Purchaser and its affiliates contained in the Registration Statement and each Prospectus.

(c)           Prospectus Delivery.  Company shall furnish to Purchaser upon request a reasonable number of copies of the applicable Prospectus and any supplement to or amendment of such Prospectus as may be necessary in order to facilitate the public sale or other disposition of all or any of the Covered Securities by Purchaser or any of its affiliates pursuant to any Registration Statement.

(d)           Rule 144 and S-3 Availability.  With a view to making available to Purchaser and its affiliates the benefits of Rule 144 and Form S-3 under the Securities Act, Company covenants and agrees to:  (A) make and keep available adequate current public information (within the meaning of Rule 144(c)) concerning Company, until the earlier of (x) the second (2nd) anniversary of the issuance of the last Covered Security to be issued and (y) such date as all of the Covered Securities shall have been resold by Purchaser or any of its affiliates; and (B) furnish to Purchaser upon request, as long as Purchaser owns any Covered Securities, (x) a written statement by Company that it has complied with the reporting requirements of the Securities Act and the Exchange Act, (y) a copy of the most recent annual or quarterly report of Company, and (z) such other information as may be reasonably requested in order to avail Purchaser and its affiliates of Rule 144 or Form S-3 with respect to such Covered Securities.

(e)           Blackout Periods.  Notwithstanding anything else in this Section 5, if, at any time during which a Prospectus is required to be delivered in connection with the sale of any Covered Security, Company determines in good faith and upon the advice of its outside counsel that a development occurred or a condition existed prior to effectiveness of any Registration Statement as a result of which such Registration Statement or the applicable Prospectus contains a material misstatement or omission, or that a material transaction in which Company is engaged or proposes to engage would require an immediate amendment to such Registration Statement, a supplement to such Prospectus, or a filing under the Exchange Act or other public disclosure of material information and the disclosure of such transaction would be premature or injurious to the consummation of the transaction, Company will immediately notify Purchaser thereof by telephone and in writing.  Upon receipt of such notification, Purchaser and its affiliates will immediately suspend all offers and sales of any Covered Security pursuant to such Registration Statement.  In such event, Company  will amend or supplement such Registration Statement and the applicable Prospectus or make such filings or public disclosures as promptly as practicable and will take such other steps as may be required to permit sales of the Covered Securities thereunder by Purchaser and its affiliates in accordance with applicable federal and state securities laws.  Company  will promptly notify Purchaser after it has determined in good faith that such sales have become permissible in such manner and will promptly deliver copies of such Registration Statement and the applicable Prospectus (as so amended or supplemented, if applicable) to Purchaser in accordance with paragraphs (b) and (c) of this Section 5.  Notwithstanding the foregoing, (A) under no circumstances shall Company be entitled to exercise its right to suspend sales of any Covered Securities as provided in this Section 5(e) and pursuant to any Registration Statement more than twice in any twelve (12) month period, (B) the period during which such sales may be suspended (each a "Blackout Period") at any time shall not exceed thirty (30) calendar days, and (C) no Blackout Period may commence less than thirty (30) calendar days after the end of the preceding Blackout Period..

(f)           Blackout Remedies.  Upon the commencement of a Blackout Period pursuant to this Section 5, Purchaser will notify Company of any contract to sell, assign, deliver or otherwise transfer any Covered Security (each a "Sales Contract") that Purchaser or any of its affiliates has entered into prior to the commencement of such Blackout Period and that would require delivery of such Covered Securities during such Blackout Period, which notice will contain the aggregate sale price and quantity of Covered Securities pursuant to such Sales Contract.  If Purchaser or any of its affiliates are therefore unable to consummate the sale of Covered Securities pursuant to the Sales Contract, Company will promptly indemnify each Purchaser Indemnified Party (as such term is defined in Section 18(a) below) against any Proceeding (as such term is defined in Section 18(a) below) that each Purchaser Indemnified Party may incur arising out of or in connection with Purchaser's breach or alleged breach of any such Sales Contract, and Company shall reimburse each Purchaser Indemnified Party for any reasonable costs or expenses (including legal fees) incurred by such party in investigating or defending any such Proceeding.

(g)           Registration or Listing Failure.  In addition to any other remedies available to Purchaser under this Agreement, the Warrant or at law or equity, if the Registration Statement has not been declared effective by the SEC by the Required Registration Date, the Registration Statement is otherwise not available with respect to all Covered Securities at any time on or after the Required Registration Date (except during a Blackout Period permitted under Section 5(e)) or the Covered Securities are not listed or quoted and qualified for trading on a Market (each calendar day in which such Registration Statement is unavailable or such securities are not listed or quoted and qualified for trading on a Market, a "Public Market Unavailability Day"), then (x) the Warrant Term of the Initial Warrant and the Subsequent Warrant shall be extended as set forth therein, (y) the measurement period for the Subsequent Warrant Condition shall be delayed as set forth in Section 6(a) and (z) the Company shall pay to Purchaser an amount for each period of thirty (30) Public Market Unavailability Days (or portion thereof) determined as follows:

Period of Public Market Unavailability Days Beginning on:	Amount of Payment for Period or Portion thereof
1st Public Market Unavailability Day	1.50% of the Share Value
31st Public Market Unavailability Day	1.75% of the Share Value
61st Public Market Unavailability Day	2.00% of the Share Value
91st Public Market Unavailability Day	2.25% of the Share Value
121st Public Market Unavailability Day and every thirtieth (30th) Public Market Unavailability Day thereafter	The percentage of the Share Value equal to the percentage for the prior period plus 0.25%

The payment for Public Market Unavailability Days for each period of thirty (30) Public Market Unavailability Days (or portion thereof) shall be made by wire transfer of immediately available funds no later than five (5) days after and excluding the last day of such period.  Separate payment shall be due for each period of thirty (30) Public Market Unavailability Days (or portion thereof) and no credit shall be given for any payment made in any prior period.  Interest shall be due and payable on any amount that is due to Purchaser pursuant to this Section 5(g) and has not been paid when due, calculated for the period from and including the due date to but excluding the date on which such amount is paid at the greater of (i) twelve percent (12%) or (ii) the prime rate of U.S. money center banks as published in The Wall Street Journal (or if The Wall Street Journal does not exist or publish such information, then the average of the prime rates of three (3) U.S. money center banks agreed to by the parties) plus nine percent (9%) or such lesser amount as is permitted under applicable usury or other law.  Any such interest shall be paid in cash no later than the date that the payment due under this Section 5(g) is made by wire transfer of immediately available funds to an account designated by Purchaser in writing.  "Share Value" for any period of thirty (30) Public Market Unavailability Days (or portion thereof) means the following amount calculated as of the first Public Market Unavailability Day in such period: the aggregate Daily Market Price of all Common Shares previously issued and all Common Shares that could be issued to Purchaser under the Agreement and the Warrant on such Public Market Unavailability Day assuming the exercise in full of all remaining Purchaser Rights and the Warrant and without regard to the limitations set forth in Section 7 of the Agreement or any other limitations on exercise.

6.      Subsequent Warrant.

(a)           If, for two (2) consecutive calendar quarters commencing on or after the Measurement Commencement Date, the Average Market Price of the Common Stock calculated on each Business Day in each such calendar quarter exceeds $3.00 per share for each such Business Day (the "Subsequent Warrant Condition"), then Company shall deliver to Purchaser and each Holder (as defined in the Warrant) a written notice substantially in the form attached hereto as Annex E (a "Subsequent Warrant Notice") certifying that the Subsequent Warrant Condition has been satisfied.  In any case, a Subsequent Warrant Notice shall be delivered no later than five (5) Business Days after the date the Subsequent Warrant Condition has been satisfied.  The Measurement Commencement Date means the third (3rd) anniversary of the Initial Closing Date; provided, that the Measurement Commencement Date shall be delayed for each Public Market Unavailability Day, if any.

(b)           Each Holder may submit one or more Warrant Exercise Notices (as defined in the Warrant) under the Initial Warrant at any time on or before the issuance and delivery of the Subsequent Warrant.  The Initial Warrant shall expire and be of no further force and effect upon the issuance and delivery of the Subsequent Warrant, except that the Initial Warrant shall remain in effect to the extent necessary to consummate any exercises thereof for which Warrant Exercise Notices have been given.  On the tenth (10th) Business Day following Purchaser's receipt of a Subsequent Warrant Notice duly and timely given, Company shall issue and deliver to Purchaser a new warrant (the "Subsequent Warrant"), duly executed by Company in definitive form, in form and substance identical to the Initial Warrant except that (x) the initial Warrant Amount of the Subsequent Warrant shall be three million dollars ($3,000,000) plus the aggregate amount of all Subsequent Investments made by Purchaser hereunder, (y) the Warrant Price of the Subsequent Warrant shall be an amount equal to the product of (1) the Warrant Price (as defined in the Initial Warrant) as of the date of issuance of the Subsequent Warrant, multiplied by (2) the quotient equal to $3.00 divided by $0.5261 and (z) the Warrant Term of the Subsequent Warrant shall commence on the date of issuance of the Subsequent Warrant and expire on the second (2nd) anniversary of the date of issuance of the Subsequent Warrant, extended by that number of days, if any, by which the Warrant Term of the Initial Warrant has been extended pursuant to this Agreement and the Initial Warrant (and subject to further extension after the date of issuance as provided in this Agreement and the Subsequent Warrant), and Company shall register the Subsequent Warrant in the warrant register of Company in the name of Purchaser or as otherwise instructed by Purchaser in writing.

7.      Beneficial Ownership Limitation.

(a)           Maximum Number.  Company shall not issue any Common Shares pursuant to this Agreement or upon any exercise of the Warrant, and Purchaser shall not have the right to receive any such Common Shares, to the extent the number of shares of Common Stock beneficially owned (calculated in accordance with Rule 13d-3 promulgated under the Exchange Act) by Purchaser immediately following such issuance would exceed the Maximum Number. The "Maximum Number" shall initially equal eleven million nine hundred eighty thousand eight hundred forty-six (11,980,846) Common Shares, and thereafter shall be automatically adjusted as follows:

(i)                 Unless expressly waived in writing by Purchaser, Company shall deliver to Purchaser on or before the tenth (10th) day of each calendar month commencing with the month of April 2010 a notice (an "Outstanding Share Notice") stating the aggregate number of shares of Common Stock outstanding as of the last day of the preceding month and the increase (an "Increase") or decrease (a "Decrease"), if any, in the aggregate number of shares of Common Stock from the number of shares reported on the preceding Outstanding Share Notice (or, in the case of the first Outstanding Share Notice, the number of shares of Common Stock outstanding as reported in Section 4(l)).

(ii)                 If an Outstanding Share Notice reflects a Decrease, then upon delivery of such Outstanding Share Notice, unless otherwise provided in a then-effective 65 Day Notice (as defined below), the Maximum Number shall be deemed decreased such that the Maximum Number equals nine and nine tenths percent (9.90%) of the aggregate number of outstanding shares of Common Stock reported on such Outstanding Share Notice.  If an Outstanding share Notice reflects an Increase, then on the sixty-fifth (65th) day after delivery of such Outstanding Share Notice,  unless otherwise provided in a then-effective 65 Day Notice (as defined below), the Maximum Number shall be deemed increased such that the Maximum Number equals nine and nine tenths percent (9.90%) of the aggregate number of outstanding shares of Common Stock reported on such Outstanding Share Notice.

(iii)                 The Maximum Number shall also be increased on the sixty-fifth (65th) day after Purchaser delivers a written notice (a "65 Day Notice") to Company designating a greater Maximum Number.  A 65-Day Notice may be given by Purchaser at any time and from time to time on one more occurrences.

(b)           Deferred Issuance.  Any shares of Common Stock or other consideration (in the form of cash, securities or other assets per share of Common Stock issuable to a holder of shares of Common Stock in connection with a Change of Control) that would have been issued to Purchaser pursuant to this Agreement or upon exercise of the Warrant but for the limitations contained in this Section 7 shall be deferred and shall be delivered to Purchaser promptly and in any event no later than three (3) Business Days after the date such limitations cease to restrict the issuance of such shares (whether due to an increase in the Maximum Number so as to permit such issuance, the disposition by Purchaser of shares of Common Stock or any other reason) unless Purchaser has withdrawn the applicable Purchaser Notice or Warrant Exercise Notice (as defined in the Warrant).

8.      Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to Company on each Closing Date:

(a)           Formation.  Purchaser has been duly formed and is validly existing under the laws of Delaware.

(b)           Authorization, Execution and Delivery.  The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all requisite corporate action and no further consent or authorization of Purchaser, its Board of Managers or similar governing body, or its members, is required.  This Agreement has been duly executed and delivered by Purchaser and, when duly authorized, executed and delivered by Company, will be a valid and binding agreement enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.

(c)           No Endorsement.  Purchaser understands that no United States federal or state agency has passed on, reviewed or made any recommendation or endorsement of the Investment Securities.

(d)           Accredited Investor.  Purchaser is an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act.

(e)           No Distribution.  Purchaser is purchasing the Investment Securities for its own account for investment only and not with a view to, or for resale in connection with, the public sale or distribution thereof in the United States, except pursuant to sales registered under the Securities Act or an exemption therefrom.

(f)           Registration Exemption.  Purchaser understands that the Investment Securities are being or will be offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Company is relying on the truth and accuracy of, and Purchaser's compliance with, the representations, warranties, agreements, acknowledgments and understandings of Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of Purchaser to acquire the Investment Securities.

9.      Future Equity Issuances.

(a)           If Company engages or participates in (or intends to engage or participate in) any discussion with any Person regarding any sale or issuance to any Person (other than Purchaser or its affiliates) of any shares of, or securities convertible into, exercisable or exchangeable for, or whose value is derived in whole or in part from, any shares of any class of Company's capital stock, other than an Excluded Issuance (a "Future Equity Issuance"), the Company shall (i) promptly notify Purchaser of the existence of Company's intentions or discussions with respect to the proposed Future Equity Issuance and (ii) in connection with such notice, inquire whether Purchaser desires to be informed as to the substance of such intentions or discussions. If Purchaser notifies Company in writing that Purchaser elects to become informed with respect to such proposed Future Equity Issuance by 11:59 p.m., New York City time, on the third (3rd) Business Day after and excluding the date on which Company so notifies Purchaser, Company shall use its best efforts to engage in good faith discussions with Purchaser regarding the proposed Future Equity Issuance and shall not consummate such Future Equity Issuance for five (5) full Business Days after and excluding the date of Purchaser's election.  For purposes of clarification, nothing in this Section 9(a) shall obligate Company to allow Purchaser to participate in a Future Equity Issuance.

(b)           Upon the consummation of any Future Equity Issuance, the Warrant Price (as defined in the Warrant) shall automatically be reduced to equal the lesser of (A) the Warrant Price as then in effect and (B) the Later Issuance Price.

(c)            If, at any time within one (1) year following any Closing Date or the closing of any exercise of the Warrant (each, a "Diluted Investment Closing"), there is (i) a public disclosure of Company's intention or agreement to engage in a Future Equity Issuance, or (ii) a consummation of a Future Equity Issuance, in each case at a price per share below the purchase price or exercise price per share paid (or deemed paid in the case of a Share Quarterly Payment or Cashless Exercise (as defined in the Warrant)) by Purchaser for the Common Shares acquired at such Diluted Investment Closing, then promptly, and in any case within three (3) Business Days, following such disclosure or consummation, Company shall issue and deliver a number of shares of Common Stock to Purchaser equal to the positive difference, if any, with respect to each Diluted Investment Closing, between (x) the quotient of (1) the aggregate purchase price or aggregate exercise price paid (or deemed to have been paid in the case of a Share Quarterly Payment or Cashless Exercise (as defined in the Warrant)) by Purchaser with respect to such Diluted Investment Closing divided by (2) the Later Issuance Price (as defined below) and (y) the number of shares of Common Stock actually issued to Purchaser at such Diluted Investment Closing.

(d)           "Excluded Issuance" means any of the following: (A) issuances pursuant to any stock split, dividend or distribution payable in additional shares of capital stock to holders of Common Stock, (B) sales or issuances to employees, consultants or directors of Company directly or pursuant to a stock option plan, employee stock purchase plan or restricted stock plan, or other similar arrangements related to compensation for services consistent with past practices and approved by the Board of Directors, (C) issuances upon the exercise of any options or warrants to purchase capital stock outstanding on the date hereof, in each case in accordance with the terms of such options or warrants in effect on the date hereof, (D) issuances upon the conversion or exchange of any convertible or exchangeable security outstanding on the date hereof, in each case in accordance with the terms of such convertible or exchangeable securities in effect on the date hereof, (E) Common Shares issued or issuable pursuant to this Agreement, the Warrant, or (F) issuances pursuant to the Fletcher Agreement or the “Warrant” as defined in the Fletcher Agreement.

(e)           "Later Issuance Price" means the lowest price per share of Common Stock paid or payable by any Person in the Future Equity Issuance, including, in the case of options, warrants, convertible preferred, convertible notes or other securities convertible, exchangeable or exercisable into or for Common Stock, the lowest price per share at which such conversion, exchange or exercise may occur on any future date.

(f)           Notwithstanding the foregoing, Company shall ensure that no Person acting on its behalf shall sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security that may be integrated with the offering of Investment Securities pursuant to this Agreement for purposes of the Securities Act or the rules and regulations of FINRA or the OTCBB.

10.      Restatements

(a)           Upon any Restatement, the Warrant Price (as defined in the Warrant) shall automatically be reduced to equal the lesser of (A) the Warrant Price as then in effect and (B) the Restatement Price.

(b)           If a Restatement occurs on or before the first (1st) anniversary of a Diluted Investment Closing:

(i)                 Company shall deliver to Purchaser a written notice  (a "Restatement Notice") in substantially the form and substance attached hereto as Annex F, within three (3) Business Days of such Restatement, stating the date on which such Restatement has occurred and including the documents in which such Restatement was publicly disclosed; and

(ii)                 Promptly, and in any case within three (3) Business Days, following receipt of a Restatement Adjustment Notice, Company shall issue and deliver a number of shares of Common Stock to Purchaser equal to the positive difference, if any, with respect to each such Diluted Investment Closing between (A) the quotient of (x) the aggregate purchase price or aggregate exercise price paid (or deemed to have been paid in the case of a Share Quarterly Payment or Cashless Exercise (as defined in the Warrant)) by Purchaser with respect to such Diluted Investment Closing divided by (y) the Restatement Price and (B) the number of shares of Common Stock actually issued to Purchaser at such Diluted Investment Closing.

(c)           At any time after the date of the Restatement and before the Restatement Adjustment Notice Deadline, Purchaser may deliver a notice in the form attached hereto as Annex G (a "Restatement Adjustment Notice") to Company specifying the Restatement Date, the Restatement Price, and calculating the number of shares of Common Stock, if any, required to be issued by Company to Purchaser pursuant to clause (b)(ii) of this Section 10.

(d)           "Company Financial Statements" means all financial statements (including the notes thereto) and earnings releases filed by Company with (or furnished by Company to) the SEC or publicly announced by Company.

(e)           "Restatement" means the earlier of (x) the announcement by Company of its intention to restate any portion of Company Financial Statements and (y) the actual restatement by Company of any portion of Company Financial Statements.

(f)           "Restatement Adjustment Notice Deadline" means the sixtieth (60th) Business Day after the later of (i) the date on which Company delivers the Restatement Notice to Purchaser and (ii) the date on which Company files an amended SEC Filing or Form 8-K fully and finally restating the financial statements required to be restated in the Restatement.

(g)           "Restatement Date" means, at the option of and pursuant to the determination of Purchaser (as designated in a notice from Purchaser to Company), any date on which a Restatement occurs (including, with respect to any Restatement, the date of an announcement by Company of its intention to restate any portion of Company's Financial Statements or the date on which is filed an amended SEC Filing or Form 8-K or issuance of a press release in respect of the matters described in such announcement or the date on which such Restatement is filed with the SEC).

(h)           "Restatement Price" means the Daily Market Price calculated as of any day during either of the following periods, in the sole discretion of Purchaser: (A) the forty (40) Business Days after and excluding the related Restatement Date or (B) the forty (40) Business Days after and excluding any date on which Company files restated financial statements with the SEC with respect to such Restatement.

11.      Covenants of Company.  Company covenants and agrees with Purchaser as follows:

(a)           Listing.  For so long as Purchaser owns or has the right to purchase any Investment Securities, and for a period of one (1) year thereafter, Company will (i) maintain the eligibility of the Common Stock for listing on the Principal Listing Exchange; (ii) regain the eligibility of the Common Stock for listing and/or quotation on all Markets including the Principal Listing Exchange in the event that the Common Stock is delisted by the Principal Listing Exchange or any other applicable Market; and (iii) cause the representations and warranties contained in Section 4 to be and remain true and correct.

(b)           Filings.  Company will make all filings required by law with respect to the transactions contemplated hereby.

(c)           Compliance with Investment Securities.  Company will comply with the terms and conditions of the Warrant set forth in the Warrant.

(d)           Public Disclosure of Agreement and Closings.  Company will provide Purchaser with a reasonable opportunity, which shall not be less than two (2) full Business Days, to review and comment on any public disclosure by Company of information regarding this Agreement and the transactions contemplated hereby, before such public disclosure.  Company shall, within one (1) Business Days after and excluding each Closing Date, or the date of the closing of any exercise of the Warrant, publicly distribute a press release disclosing the material terms of such transaction and shall, within three (3) Business Days after and excluding each such transaction, file a report with the SEC on Form 8-K with respect to the same.

(e)           Financial Statement Certification.  For so long as Purchaser owns any shares of Common Stock, or any Common Shares are issuable upon exercise of the Warrant, Company shall be deemed to have certified to Purchaser, concurrently with the filing of each of its quarterly reports on Form 10-Q with the SEC that the final consolidated unaudited financial statements including the footnotes thereto contained therein fairly present in all material respects the financial condition in conformity with accounting principles generally accepted in the United States, results of operations and cash flows of Company as of and for the periods presented therein.

(f)           Restatements.  If a Restatement occurs, Company shall deliver to Purchaser a Restatement Notice within three (3) Business Days of such Restatement.

(g)           Reservation of Shares.  Company shall at all times reserve for issuance such number of its shares of Common Stock as shall from time to time be sufficient to effect the purchase of Common Shares as provided hereunder and the exercise of the Warrant and to satisfy its delivery obligation upon such purchase and/or exercise.

(h)           Delivery of 2010 Annual Financial Statements.  As soon as practicable after filing with the SEC, Company shall furnish to Purchaser (i) a true, correct and complete copy of a report of Weiser, LLP together with accompanying consolidated financial statements and schedules of Company at December 31, 2010 and the results of Company's operations and cash flows for the one (1) year period ended December 31, 2010, certified by Weiser, LLP, and (ii) the written consent of Weiser, LLP to furnishing such report as described in clause (i) above.

(i)           Cooperation.  Company shall cooperate in good faith to assist with any assignment, pledge, hypothecation or transfer of the Investment Securities by Purchaser, including without limitation, making its representatives available for discussions with lenders and assignees and promptly processing requests to re-title the Investment Securities as necessary.

12.      Change of Control.

(a)           Assumption of Obligations.  If Company is a party to any transaction that results in a Change of Control, Purchaser and its assigns shall have the rights set forth in the Warrant regarding Changes of Control in addition to the rights contained in this Agreement.  Company agrees that it will not enter into an agreement with an Acquiring Person resulting in a Change of Control unless such agreement expressly obligates the Acquiring Person to assume all of Company's obligations under this Agreement and the Warrant including, but not limited to, the quarterly payment, dividend, voting, share issuance, registration and other provisions regarding the rights to acquire shares of Common Stock at the Subsequent Closings and under the Warrant.  Without limiting the foregoing, (i) all references in this Agreement to the Common Stock shall be deemed to refer to the equivalent security of the Acquiring Person and (ii) the Warrant and all unexercised and unexpired rights under this Agreement shall automatically be converted into equivalent rights with respect to the Acquiring Person including, but not limited to, the right to purchase the equivalent of the Common Stock at the Subsequent Closings and upon the exercise of the Warrant.

(b)           Adjustments.  On and after the date a public announcement is made of Company's or any other Person's intention or agreement to engage in a transaction or series of transactions that may result in a Change of Control, the Warrant Price (as defined in the Warrant) shall automatically, and without further action, be adjusted to equal the lesser of (i) such Warrant Price as in effect on the date of such announcement, (ii) the Average Market Price of the Common Stock as of the date of such announcement and (iii) the Pre-Acquisition Price (as defined below) with respect to such Change of Control.

(c)           Notification.  On the date a public announcement is made that an agreement has been entered into with an Acquiring Person that would result in a Change of Control, Company shall deliver to Purchaser written notice that the Acquiring Person has assumed such obligations.  Company shall provide Purchaser with written notice of any proposed transaction resulting in a Change of Control as soon as the existence of such proposed transaction is made public by any Person.  Thereafter, Company shall notify Purchaser promptly of any material developments with respect to such transaction, including advance notice at least ten (10) Business Days before the date such transaction is expected to become effective.

(d)           "Change of Control" means (i) acquisition of Company by means of merger or other form of corporate reorganization in which outstanding shares of Company are exchanged for securities or other consideration issued, or caused to be issued, by the Acquiring Person or its Parent, Subsidiary or Affiliate (each as defined in Rule 12b-2 promulgated under the Exchange Act), other than a restructuring by Company  where outstanding shares of Company are exchanged for shares of the Acquiring Person on a one-for-one basis and, immediately following the exchange, former stockholders of Company own all of the outstanding shares of the Acquiring Person, (ii) a sale or other disposition of all or substantially all of the assets of Company (on a consolidated basis) in a single transaction or series of related transactions, (iii) any tender offer, exchange offer, stock purchase or other transaction or series of related transactions by Company in which the power to cast the majority of the eligible votes at a meeting of Company's stockholders at which directors are elected is transferred to a single entity or group acting in concert, or (iv) a capital reorganization or reclassification of the Common Stock (other than a reorganization or reclassification in which the Common Stock are not converted into or exchanged for cash or other property, and, immediately after consummation of such transaction, the stockholders of Company immediately prior to such transaction own the Common Stock or other voting stock of Company in substantially the same proportions relative to each other as such stockholders owned immediately prior to such transaction).  Notwithstanding anything contained herein to the contrary, the change in the state of incorporation of Company shall not in and of itself constitute a Change of Control.

(e)           "Acquiring Person" means, in connection with any Change of Control, (i) the continuing or surviving Person of a consolidation or merger with Company (if other than Company), (ii) the transferee of all or substantially all of the properties or assets of Company, (iii) the corporation consolidating with or merging into Company in a consolidation or merger in connection with which the Common Stock is changed into or exchanged for stock or other securities of any other Person or cash or any other property, (iv) the entity or group acting in concert acquiring or possessing the power to cast the majority of the eligible votes at a meeting of Company's stockholders at which directors are elected, (v) in the case of a capital reorganization or reclassification, Company, or (vi) at Purchaser's election, any Person that (A) controls the Acquiring Person directly or indirectly through one or more intermediaries, (B) is required to include the Acquiring Person in the consolidated financial statements contained in such Acquiring Person's Annual Report on Form 10-K (if such Acquiring Person is required to file such a report) or would be required to so include the Acquiring Person in such Acquiring Person's consolidated financial statements if they were prepared in accordance with U.S. generally accepted accounting principles and (C) is not itself included in the consolidated financial statements of any other Person (other than its consolidated subsidiaries).

(f)           "Pre-Acquisition Price" means (i) the Daily Market Price of the Common Stock on the date immediately preceding the date on which a Change of Control is consummated, or (ii) if a purchase, tender or exchange offer is made by the Acquiring Person (or by any of its affiliates) to the holders of the Common Stock and such offer is accepted by the holders of more than fifty percent (50%) of the outstanding shares of Common Stock, the greater of (x) the price determined in accordance with the provisions of the foregoing clause (i) of this sentence and (y) the Daily Market Price of the Common Stock on the date immediately preceding (A) in the case of a purchase, the date of acceptance of such offer by the holders of more than fifty percent (50%) of the outstanding shares of Common Stock and (B) in the case of a tender or exchange offer, the date on which more than fifty percent (50%) of the outstanding shares of Common Stock shall have been accepted for payment pursuant to the terms of such tender or exchange offer.

13.      Legend.  Subject to Section 5, Purchaser understands that the certificates or other instruments representing the Investment Securities shall bear a restrictive legend composed of exactly the following words (and a stop transfer order may be placed against transfer of such certificates or other instruments):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED UNLESS (1) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH LAWS COVERING SUCH SECURITIES, OR (2) THE SALE IS MADE IN ACCORDANCE WITH RULE 144 OR ANOTHER APPLICABLE EXEMPTION UNDER SUCH LAWS.

The legend set forth above shall be removed and Company shall issue a certificate without such legend to any holder of Investment Securities if, unless otherwise required by state securities laws, such shares are sold pursuant to an effective Registration Statement under the Securities Act, Rule 144 or another applicable exemption from registration.

14.      Conditions Precedent to Purchaser's Obligations.  The obligations of Purchaser hereunder are subject to the performance by Company of its obligations hereunder and to the satisfaction of the following additional conditions precedent, unless expressly waived in writing by Purchaser with respect to a particular closing (which waiver may be given or withheld in Purchaser's sole discretion and any such waiver shall apply solely to the closing specified by Purchaser and shall not obligate Purchaser to provide any subsequent waiver):

(a)           Compliance.  On each Closing Date, (i) the representations and warranties made by Company in this Agreement shall be true and correct, except those representations and warranties which address matters only as of a particular date, which shall be true and correct as of such date; (ii) Company shall have complied fully with all of the covenants and agreements in this Agreement; and (iii) Purchaser shall have received (A) on the Initial Closing Date a certificate of the Chief Executive Officer and the Chief Financial Officer of Company dated such date and to such effect and (B) on each Subsequent Closing Date a certificate of the Chief Executive Officer and the Chief Financial Officer of Company dated such date and to such effect.

(b)           Opinion of Counsel.  On each Closing Date, Company shall have delivered to Purchaser an opinion of The Corporate Law Group or Morris, Manning & Martin, LLP reasonably satisfactory to Purchaser, dated the date of delivery, confirming in general the substance of the matters covered by Sections 4(a), (b), (c) (d), (e), (f)(i)(A), (B) and (E), and (g) hereof and, with respect to the Covered Securities issued in the applicable closing, the first grammatical sentence of Section 4(k) hereof, subject to customary exceptions, exclusions, qualifications, and knowledge limitations.

(c)           Listing.  From and after the date of this Agreement through and including the Initial Closing Date and any Subsequent Closing Date, all Common Shares issued to Purchaser and issuable pursuant to this Agreement and the Warrant shall be, and have been, duly listed and admitted for trading on the Principal Listing Exchange.

(d)           Financial Reports.  On each Subsequent Closing Date, Company shall provide its most recent Form 10-K filed with the SEC, as well as all reports on Form 10-Q filed by Company with the SEC since the date of such Form 10-K, together with all amendments thereto.

(e)           Registration.  On each Subsequent Closing Date, the Common Shares shall be freely tradable, there shall be no Blackout Period in effect and the Registration Statements with respect to all prior Trigger Events, if any, shall be, and have been, effective from and after the applicable Required Registration Date through and including the Subsequent Closing Date.

(f)           No Material Non-Public Information  On each Subsequent Closing Date, Company shall not possess any negative, material non-public information other than as shall have been filed with the SEC at least five (5) Business Days prior to and excluding such Subsequent Closing Date.

(g)           No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any event, condition or circumstance that could reasonably be expected to have a Material Adverse Effect.

15.      Conditions Precedent to Company's Obligations.  The obligations of Company hereunder are subject to the performance by Purchaser of its obligations hereunder and to the satisfaction of the following conditions precedent, unless expressly waived in writing by Company with respect to a particular closing (which waiver may be given or withheld in Company's sole discretion and any such waiver shall apply solely to the closing specified by Company and shall not obligate Company to provide any subsequent waiver):  on each Closing Date, (i) the representations and warranties made by Purchaser in this Agreement shall be true and correct; (ii) Purchaser shall have complied fully with all the covenants and agreements in this Agreement; and (iii) Company shall have received on each such date a certificate of an appropriate officer of Purchaser dated such date and to such effect.

16.      Fees and Expenses.  Each of Purchaser and Company agrees to pay its own expenses incident to the performance of its obligations hereunder, including, but not limited to the fees, expenses and disbursements of such party's counsel, except as is otherwise expressly provided in this Agreement.  Notwithstanding the foregoing, Company shall pay all fees and expenses associated with the Registration Statements and any Prospectus, including, without limitation, all fees and expenses associated with any SEC or FINRA filing, if applicable.

17.      Non-Performance.  If Company, at any time, shall fail to deliver the Investment Securities to Purchaser required to be delivered pursuant to this Agreement, in accordance with the terms and conditions of this Agreement or the Warrant, for any reason other than the failure of any condition precedent to Company's obligations hereunder or the failure by Purchaser to comply with its obligations hereunder, then Company shall (without limitation to Purchaser's other remedies at law or in equity):

(a)           indemnify and hold Purchaser harmless against any loss, claim or damage (including without limitation, incidental and consequential damages and regardless of whether the foregoing results from a third party claim or otherwise) arising from or as a result of such failure by Company; and

(b)           reimburse Purchaser for all reasonable out-of-pocket expenses, including fees and disbursements of counsel, incurred by Purchaser in connection with this Agreement and the Warrant and the transactions contemplated herein and therein.

18.      Indemnification.

(a)           Indemnification of Purchaser.  Company hereby agrees to indemnify Purchaser and each of its officers, directors, employees, consultants, agents, attorneys, accountants and affiliates and each Person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing Persons (each a "Purchaser Indemnified Party") against any claim, demand, action, liability, damages, loss, cost or expense (including, without limitation, reasonable legal fees and expenses incurred by such Purchaser Indemnified Party in investigating or defending any such proceeding or potential proceeding and regardless of whether the foregoing results from a third party claim or otherwise) (all of the foregoing, including associated costs and expenses being referred to herein as a "Proceeding"), that it may incur in connection with any of the transactions contemplated hereby arising out of or based upon:

(i)                 any untrue or alleged untrue statement of a material fact in a SEC Filing by Company or any of its affiliates or any Person acting on its or their behalf or omission or alleged omission to state therein any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading by Company or any of its affiliates or any Person acting on its or their behalf;

(ii)                 any of the representations or warranties made by Company herein being untrue or incorrect at the time such representation or warranty was made; and

(iii)                 any breach or non-performance by Company of any of its covenants, agreements or obligations under, this Agreement and the Warrant;

provided, however, that the foregoing indemnity shall not apply to any Proceeding to the extent that it arises out of, or is based upon, the gross negligence or willful misconduct of Purchaser in connection therewith.

(b)           Indemnification of Company.  Purchaser hereby agrees to indemnify Company and each of its officers, directors, employees, consultants, agents, attorneys, accountants and affiliates and each Person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing Persons against any Proceeding, that it may incur in connection with any of the transactions contemplated hereby arising out of or based upon:

(i)                 any untrue or alleged untrue statement of a material fact included in an SEC filing by Company with the express written consent of Purchaser therefor by Purchaser or any of its affiliates or any Person acting on its or their behalf or omission or alleged omission to state any such material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading by Purchaser or any of its affiliates or any Person acting on its or their behalf;

(ii)                 any of the representations or warranties made by Purchaser herein being untrue or incorrect at the time such representation or warranty was made; and

(iii)                 any breach or non-performance by Purchaser of any of its covenants, agreements or obligations under this Agreement;

provided, however, that the foregoing indemnity shall not apply to any Proceeding to the extent that it arises out of, or is based upon, the gross negligence or willful misconduct of Company in connection therewith.

(c)           Conduct of Claims.

(i)                 Whenever a claim for indemnification shall arise under this Section 18 as a result of a third party claim, the party seeking indemnification (the  "Indemnified Party"), shall notify the party from whom such indemnification is sought (the "Indemnifying Party") in writing of the Proceeding and the facts constituting the basis for such claim in reasonable detail; provided, that the Indemnified Party shall not be foreclosed by any failure to provide timely notice of the existence of a third party claim to the Indemnifying Party except to the extent that the Indemnifying Party has been materially prejudiced as a direct result of such delay;

(ii)                 Such Indemnifying Party shall have the right to retain the counsel of its choice in connection with such Proceeding and to participate at its own expense in the defense of any such Proceeding; provided, however, that counsel to the Indemnifying Party shall not (except with the consent of the relevant Indemnified Party) also be counsel to such Indemnified Party.  In no event shall the Indemnifying Party be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances; and

(iii)                 No Indemnifying Party shall, without the prior written consent of the Indemnified Parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification could be sought under this Section 18 unless such settlement, compromise or consent (A) includes an unconditional release of each Indemnified Party from all liability arising out of such litigation, investigation, proceeding or claim and (B) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

19.      Survival of the Representations, Warranties, etc.  The respective representations, warranties, and agreements made herein by or on behalf of the parties hereto shall survive the Initial Closing, the Subsequent Closings and each exercise of the Warrant and remain in full force and effect until the later of (i) the seventh (7th) anniversary of such Closing or exercise of the Warrant and (ii) the first (1st) anniversary of a Change of Control, regardless of any investigation made by or on behalf of the other party to this Agreement or any officer, director or employee of, or Person controlling or under common control with, such party and will survive delivery of and payment for any Investment Securities issuable hereunder, and even if a party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of the applicable Closing or exercise of the Warrant.

20.      Notices.  All communications hereunder shall be in writing and delivered as set forth below.

(a)           If sent to Purchaser, all communications will be deemed delivered: if delivered by hand, on the day received by Purchaser; if sent by reputable overnight courier, on the next Business Day; and if transmitted by facsimile to Purchaser, on the date transmitted (provided such facsimile is later confirmed), in each case to the following address (unless otherwise notified in writing of a substitute address):

BRG Investments, LLC
c/o Fletcher Asset Management, Inc.
48 Wall Street Address, 5th Floor
New York, NY 10005
Attention:	Jack LaFata
Telephone:	(212) 284-4800
Facsimile:	(212) 284-4801

with a copy to (which copy shall not constitute notice):

Irell & Manella LLP
1800 Avenue of the Stars, Suite 900
Los Angeles, CA 90067
Attention: Greg Klein, Esq.
Telephone:	(310) 203-7177
Facsimile:	(310) 203-7199

(b)           If sent to Company, all communications will be deemed delivered: if delivered by hand, on the day received by Company; if sent by reputable overnight courier, on the next Business Day; if transmitted by facsimile to Company, on the date transmitted (provided such facsimile is later confirmed); and if transmitted by email to the Company, on the date transmitted, in each case to the following address (unless otherwise notified in writing of a substitute address):

ANTs software inc.
71 Stevenson Street, Suite 400
San Francisco, CA 94105
Attention:	Chief Financial Officer
Telephone:	(650) 931-0500
Facsimile:	(650) 227-8001
Email:	joe.kozak@ants.com and dave.buckel@ants.com

with a copy to (which copy shall not constitute notice):

Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, NE
Atlanta, Georgia 30326
Attn: David Calhoun
Telephone: (404) 504-7613
Facsimile: (404) 365-9532

All notices delivered by Purchaser pursuant to this Agreement or the Warrant, including, without limitation, any Warrant Exercise Notice (as defined in the Warrant) or 65 Day Notice, shall be deemed effective automatically on the date of delivery.

To the extent that any funds shall be delivered to Company by wire transfer, unless otherwise instructed by Company, such funds should be delivered in accordance with the following wire instructions:

ANTs software inc.
Account Number: 7870956989
ABA Number: 031201360
Bank: TD Bank
Account Name: ANTs software inc.

21.      Miscellaneous.

(a)           Counterparts.  The parties may execute and deliver this Agreement as a single document or in any number of counterparts, manually, by facsimile or by other electronic means, including contemporaneous photocopy or electronic reproduction by each party's respective attorneys.  Each counterpart shall be an original, but a single document or all counterparts together shall constitute one instrument that shall be the agreement.

(b)           Successors and Assigns.  This Agreement will inure to the benefit of and be binding upon the parties hereto, their respective successors and assigns and, with respect to Section 19 hereof, will inure to the benefit of their respective officers, directors, employees, consultants, agents, attorneys, accountants and affiliates and each Person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing Persons, and no other Person will have any right or obligation hereunder.  Company may not assign this Agreement.  Notwithstanding anything to the contrary in this Agreement, Purchaser may assign, pledge, hypothecate or transfer any of the rights and associated obligations contemplated by this Agreement (including, but not limited to, the Investment Securities) and the Warrant, in whole or in part, at its sole discretion (including, but not limited to, assignments, pledges, hypothecations and transfers in connection with financing, derivative or hedging transactions with respect to this Agreement and the Investment Securities), provided, that, any such assignment, pledge, hypothecation or transfer must comply with applicable federal and state securities laws.  No Person acquiring Common Stock from Purchaser pursuant to a public market purchase will thereby obtain any of the rights contained in this Agreement.  This Agreement and the Warrant constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.  Except as provided in this Section 20(b), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.  Nothing in this Agreement shall prohibit Purchaser or any of its affiliates from engaging in any transaction in any stock index, portfolio or derivative of which Common Stock is a component.

(c)           Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, and each of the parties hereto hereby submits to the exclusive jurisdiction of any state or federal court in the Southern District of New York and any court hearing any appeal therefrom, over any suit, action or proceeding against it arising out of or based upon this Agreement (a "Related Proceeding").  Each of the parties hereto also agrees not to bring any Related Proceeding in any other court.  Each of the parties hereto hereby waives any objection to any Related Proceeding in such courts whether on the grounds of venue, residence or domicile or on the ground that the Related Proceeding has been brought in an inconvenient forum.

(d)           Construction.  Each party represents and acknowledges that, in the negotiation and drafting of this Agreement and the other instruments and documents required or contemplated hereby, it has been represented by and relied upon the advice of counsel of its choice.  Each party hereby affirms that its counsel has had a substantial role in the drafting and negotiation of this Agreement and such other instruments and documents.  Therefore, each party agrees that no rule of construction to the effect that any ambiguities are to be resolved against the drafter shall be employed in the interpretation of this Agreement and such other instruments and documents.  The parties intend that each representation, warranty, covenant and investment right contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

(e)           Specific Enforcement.  Purchaser and Company stipulate that the remedies at law of the parties hereto in the event of any default or threatened default by either party in the performance of or compliance with any of the terms of this Agreement and the Warrant are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.  In particular, the parties acknowledge that the business of Company is unique and recognize and affirm that in the event Company breaches this Agreement, money damages would be inadequate and Purchaser would have no adequate remedy at law, so that Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Company's obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

(f)           Remedies Cumulative.  Any and all remedies set forth in this Agreement and the Warrant:  (i) shall be in addition to any and all other remedies Purchaser or Company may have at law or in equity, (ii) shall be cumulative, and (iii) may be pursued successively or concurrently as each of Purchaser and Company may elect.  The exercise of any remedy by Purchaser or Company shall not be deemed an election of remedies or preclude Purchaser or Company, respectively, from exercising any other remedies in the future.

(g)           Obligations.  Company agrees that the parties have negotiated in good faith and at arms' length concerning the transactions contemplated herein, and that Purchaser would not have agreed to the terms of this Agreement without each and every of the terms, conditions, protections and remedies provided herein and in the Warrant.  Except as specifically provided otherwise in this Agreement, Company's obligations to indemnify and hold Purchaser harmless in accordance with Section 18 of this Agreement are obligations of Company that Company promises to pay to Purchaser when and if they become due.  Company shall record any such obligations on its books and records in accordance with U.S. generally accepted accounting principles.

(h)           Amendments.  This Agreement may be amended, modified or supplemented in any and all respects, but only by a written instrument signed by Purchaser and Company expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

(i)           Further Assurances.  Each of the parties will cooperate with the other and use its best efforts to prepare all necessary documentation, to effect all necessary filings, and to obtain all necessary permits, consents, approvals and authorizations of all governmental bodies and other third-parties necessary to consummate the transactions contemplated by this Agreement.

(j)           Interpretation.  For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender and neuter gender of such term; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with U.S. generally accepted accounting principles; (iii) references herein to "Articles", "Sections", "Subsections", "Paragraphs" and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement, unless the context shall otherwise require; (iv) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions; (v) the words "herein", "hereof", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; (vi) the term "include" or "including" shall mean without limitation; (vii) the table of contents to this Agreement and all section titles or captions contained in this Agreement or in any Schedule or Exhibit annexed hereto or referred to herein are for convenience only and shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement; (viii) any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statues and references to all attachments thereto and instruments incorporated therein; and (ix) references to a Person are also to its permitted successors and assigns and, in the case of an individual, to his or her heirs and estate, as applicable.

(k)           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(l)           Time of Essence.  Time shall be of the essence in this Agreement.

(m)           Currency.  All dollar ($) amounts set forth herein and in the Warrant refer to United States dollars.  All payments hereunder and thereunder will be made in lawful currency of the United States of America.

(n)           Stock Events.  Notwithstanding anything herein to the contrary, all measurements and references related to share prices and share numbers herein will be, in each instance, appropriately adjusted for stock splits, recombinations, stock dividends and the like.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, all as of the day and year first above written.

ANTS SOFTWARE INC.

By: /s/ David A. Buckel
Name: David A. Buckel
Title: Corporate Secretary and CFO

BRG INVESTMENTS, LLC

By: /s/ Moez Kaba
Name: Moez Kaba
Title: Authorize Signatory

Signature Page to Agreement

EXHIBIT 1	SCHEDULE OF EXCEPTIONS

ANNEX A	FORM OF INITIAL WARRANT

ANNEX B	FORM OF PURCHASER NOTICE

ANNEX C	FORM OF ELECTION NOTICE

ANNEX D	FORM OF DELIVERY NOTICE

ANNEX E	FORM OF SUBSEQUENT WARRANT NOTICE

ANNEX F	FORM OF RESTATEMENT NOTICE

ANNEX G	FORM OF RESTATEMENT ADJUSTMENT NOTICE

i

INDEX

65 Day Notice	21
Acquiring Person	27
Additional Common Shares	4
Agreement	1
Average Market Price	4
Blackout Period	18
Business Day	4
Change of Control	27
claim	11
Closing Date	3
Common Shares	4
Common Stock	1
Company Financial Statements	24
Covered Securities	16
Daily Market Price	4
debt	11
Decrease	20
Diluted Investment Closing	22
Effective Election Notice	3
Election Notice	3
Exchange Act	4
Excluded Issuance	23
FINRA	5
Future Equity Issuance	22
Increase	20
Indemnified Party	31
Indemnifying Party	31
Initial Closing	1
Initial Closing Date	1
Initial Registration Statement	15
Initial Shares	1
Initial Warrant	1
Intellectual Property Rights	13
Investment Securities	5
Later Issuance Price	23
Market	5
Material Adverse Effect	7
Maximum Number	20
OTCBB	5
Outstanding Share Notice	20

ii

Person	5
Pre-Acquisition Price	28
Principal Listing Exchange	5
Proceeding	30
Prospectus	16
Public Market Unavailability Day	18
Purchaser	1
Purchaser Indemnified Party	30
Purchaser Notice	2
Purchaser Rights	1
Purchaser Rights Expiration Date	2
Quarterly Payment	2
Quarterly Payment Date	2
Quarterly Share Estimate	16
Registration Period	16
Registration Statement	15
Related Proceeding	34
Required Registration Date	15
Restatement	24
Restatement Adjustment Notice	24
Restatement Adjustment Notice Deadline	24
Restatement Date	24
Restatement Notice	24
Restatement Price	25
Rule 144	16
Sales Contract	18
SEC Filing	9
Securities Act	9
Share Quarterly Payment	2
Share Value	19
Subsequent Closing	3
Subsequent Closing Date	3
Subsequent Investment	2
Subsequent Warrant	20
Subsequent Warrant Condition	19
Subsequent Warrant Notice	19
Trading Volume	5
Trigger Event	16
Warrant	5

iii

Exhibit 10.2

Warrant Certificate No. W604

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED UNLESS (1) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH LAWS COVERING SUCH SECURITIES, OR (2) THE SALE IS MADE IN ACCORDANCE WITH RULE 144 OR ANOTHER APPLICABLE EXEMPTION UNDER SUCH LAWS.

WARRANT TO PURCHASE
SHARES OF COMMON STOCK
OF ANTS SOFTWARE INC.

ANTs software inc., a Delaware corporation (together with its successors, the "Company"), for value received, hereby certifies that BRG Investments, LLC, a Delaware company (together with its successors, "Purchaser"), or its registered assigns, as the registered holder (the "Holder"), is entitled to purchase from the Company up to the Warrant Amount (as defined below), subject to the conditions and adjustments contained in this warrant certificate (this "Certificate") and in accordance with the Agreement between the Company and Purchaser dated as of December 31, 2010 (as it may be amended from time to time, the "Agreement"), of duly authorized, validly issued, fully paid and nonassessable shares of the Company's common stock, $0.0001 par value (the "Common Stock"), at the then-prevailing Warrant Price (as defined below) at any time or from time to time during the Warrant Term (as defined below), all subject to the terms, conditions and adjustments set forth below in this Certificate and in the Agreement.

1.	Warrant.

The warrant represented hereby (the "Warrant") has been issued pursuant to the Agreement, and is subject to the terms and conditions thereof.  Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Agreement.  A copy of the Agreement may be obtained at no cost by Holder upon written request to the Secretary of the Company at the principal executive offices of the Company.

1.1           General; Warrant Price; Warrant Term.

(a)    The Warrant entitles Holder to purchase that number of newly-issued shares of Common Stock equal to the Warrant Amount then in effect divided by the Warrant Price then in effect.  The "Warrant Amount" shall initially equal Three Million Dollars ($3,000,000) and shall be (i) increased by the aggregate amount of each Subsequent Investment (as defined in the Agreement) and (ii) reduced by the aggregate Warrant Price paid (or deemed paid in the case of Cashless Exercise) at each Warrant Closing.  The "Warrant Price" means $0.5261 subject to adjustment as set forth herein and in the Agreement.  The Warrant may be exercised (in whole or in part) at any time and from time to time after January 3, 2010 (the "Commencement Date") until 11:59 P.M., New York City time, on the nine (9) year anniversary of the Commencement Date, subject to extension as set forth herein (the "Warrant Term").

1.2           Manner of Exercise.

(a)    The Warrant may be exercised by Holder, in whole or in part, at any time and from time to time, on any day during the Warrant Term, by delivery of a notice in substantially the form attached to this Certificate (or a reasonable facsimile thereof) duly executed by Holder (a "Warrant Exercise Notice").

(b)    The Warrant Exercise Notice shall designate the number of shares of Common Stock to be received upon such exercise and the aggregate Warrant Price to be paid (or deemed paid in the case of Cashless Exercise).  The closing of each exercise (each a "Warrant Closing") shall take place (i) on the later of (A) the third (3rd) Business Day following and excluding the date the Warrant Exercise Notice is delivered and (B) such later date as the conditions set forth in Section 1.3 have been waived or satisfied or (ii) any other date upon which the exercising Holder and the Company mutually agree (the "Warrant Closing Date").

1.3           Conditions to Closing.

(a)    Conditions Precedent to Holder's Obligation to Close.  It shall be a condition to Holder's obligation to close on each Warrant Closing Date that each of the following is satisfied, unless expressly waived in writing by Holder (which waiver may be given or withheld in Holder's sole discretion and any such waiver shall apply solely to the Warrant Closing or Warrant Closings specified by Holder and shall not obligate Holder to provide any subsequent waiver):

(i)    From and after the date of the Agreement through and including such Warrant Closing Date, the representations and warranties made by the Company in the Agreement shall be, and have been, true and correct, except those representations and warranties which address matters only as of a particular date, which shall be true and correct as of such date;

(ii)    From and after the date of the Agreement through and including such Warrant Closing Date, the Company shall be, and have been, in full compliance in all material respects with all of the covenants and agreements in the Agreement and this Certificate;

(iii)    On such Warrant Closing Date, the Company shall not possess any negative, material non-public information other than as shall have been filed with the SEC at least five (5) Business Days prior to and excluding such Warrant Closing Date;

(iv)    On such Warrant Closing Date, Holder shall have received on the date of such exercise a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company dated such Warrant Closing Date certifying as to paragraphs (i), (ii), and (iii) of this Section 1.3(a);

(v)    On such Warrant Closing Date, the Company shall have delivered to Holder an opinion of counsel, the form and substance of which shall be reasonably satisfactory to Holder, dated the date of delivery;

(vi)    All shares to be issued upon such exercise shall be registered under the Securities Act, shall be freely tradable and shall be duly listed and admitted for trading on the Principal Listing Exchange (unless, with respect to clause (vi) only, Holder expressly consents in writing to the issuance of unregistered Common Stock); and

(vii)    The issuance of Common Stock shall not cause the limitations set forth in Section 7 of the Agreement to be exceeded.

(b)    Conditions Precedent to Company's Obligation to Close.  The obligations of the Company hereunder are subject to the performance by Holder of its obligations hereunder and to the satisfaction of the following conditions precedent, unless expressly waived in writing by the Company with respect to a particular Warrant Closing (which waiver may be given or withheld in the Company's sole discretion and any such waiver shall apply solely to the Warrant Closing or Warrant Closings specified by the Company and shall not obligate the Company to provide any subsequent waiver):  on each Warrant Closing Date, (i) the representations and warranties made by Holder in the Agreement shall be true and correct; (ii) Holder shall have complied fully with all the covenants and agreements in the Agreement; and (iii) the Company shall have received on each such date a certificate of an appropriate officer of Holder dated such date and to such effect.

(c)    Agreement to Cause Conditions to be Satisfied.  The Company with respect to Section 1.3(a) and Holder with respect to Section 1.3(b) shall each use best efforts to cause each of the foregoing conditions to be satisfied at the earliest possible date.

(d)    Withdrawal of Notice.  If the conditions set forth in Section 1.3(a) are not satisfied or waived prior to the third (3rd) Business Day following and excluding the Warrant Exercise Notice Date (except for those conditions which by their terms can be satisfied only on the Warrant Closing Date) or if the Company fails to perform its obligations on any Warrant Closing Date (including but not limited to delivery of all shares of Common Stock issuable on such date) for any reason other than Holder's failure to satisfy the conditions required by Section 1.3(b), then in addition to all remedies available to Holder at law or in equity, Holder may, at its sole option, and at any time, withdraw the Warrant Exercise Notice by written notice to the Company regardless of whether such condition has been satisfied or waived as of the withdrawal date and, after such withdrawal, shall have no further obligations with respect to such Warrant Exercise Notice and may submit an Warrant Exercise Notice on any future date with respect to the Warrant and the Warrant Price for such subsequent Warrant Exercise Notice shall be the lesser of (i) the Warrant Price in the withdrawn Warrant Exercise Notice and (ii) the Warrant Price in effect as of the subsequent Warrant Exercise Notice Date.

1.4           When Exercise Effective.

Each exercise of the Warrant shall be deemed to have been effected on the Warrant Closing Date upon receipt of the relevant Warrant Price (or deemed to have been received in connection with Cashless Exercises), and the Person or Persons in whose name or names any certificate or certificates representing the Common Stock shall be issuable upon such exercise as provided in Section 1.5 shall be deemed to have become the holder(s) of record thereof.

1.5           Delivery of Common Stock and Payment.

(a)    Subject to Section 1.3, on the Warrant Closing Date, Holder shall deliver payment in the amount designated as the aggregate exercise price by Holder in the Warrant Exercise Notice, and Holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock designated in the Warrant Exercise Notice, delivered as set forth in Section 1.7.

(b)    Notwithstanding subsection (a) above, the exercising Holder may elect in any Warrant Exercise Notice to receive an amount of Common Stock (the "Settlement Stock") equal to "X" where:

X = [(N x D) – (N x P)] / P

N = the gross number of shares of Common Stock that would have been issuable on the relevant Warrant Closing Date if Holder had not elected Cashless Exercise, without regard to the limitations set forth in Section 7 of the Agreement or any other limitations on exercise

D = Daily Market Price of the Common Stock on the third (3rd) Business Day before, and excluding, the date of the Warrant Exercise Notice

P = Warrant Price with respect to such Warrant Exercise Notice

Provided, however, that notwithstanding the foregoing, the aggregate number of shares of Common Stock issued under this Warrant with respect to a particular Warrant Exercise Notice shall not exceed the remaining Warrant Amount divided by the Warrant Price pertaining to such Warrant Exercise Notice.

The Settlement Stock shall be issued by the Company to Holder upon the Warrant Closing Date in lieu of the number of shares of Common Stock otherwise issuable upon exercise of the Warrant covered by such Warrant Exercise Notice, provided, that Holder shall not be required to tender the Warrant Price otherwise payable (a "Cashless Exercise").

(c)    Closing of Cashless Exercise.  The Company shall close each Cashless Exercise on the relevant Warrant Closing Date.  The Company shall issue and deliver the Settlement Stock pursuant to Section 1.7 on the relevant Warrant Closing Date.  Upon receipt of the Settlement Stock in connection with any Cashless Exercise, (i) that amount of the Warrant as specified for exercise in the Warrant Exercise Notice shall be deemed exercised and (ii) that amount of cash that would have been paid by Holder on the relevant Warrant Closing Date if  Holder or the Company had not elected Cashless Exercise shall be deemed paid by Holder and received by the Company.

1.6   Extension of Term.  The Warrant Term shall be extended by two (2) Business Days for: (i) each Public Market Unavailability Day, and (ii) each Business Day occurring during the period (x) commencing on the earlier of the day on which the Company restates or announces its intention to restate any portion of Company Financial Statements, and (y) ending on the date on which the Company files quarterly or annual financial statements that constitute a Restatement on a Form 10-K, Form 10-Q, Form 8-K or any other filing with the SEC (and if Company makes multiple filings of a Restatement with the SEC, the last of such dates) (the "Restatement Filing Date").

1.7   Delivery of Common Stock and Dividend Payment.

(a)    On the Warrant Closing Date, the Company at its expense (including payment by it of any applicable issue taxes) shall cause to be issued in the name of and delivered to the exercising Holder or as Holder may direct, at the election of Holder:

(i)    (x) in uncertificated form by book-entry transfer via the Depository Trust Company's Deposit and Withdrawal at Custodian (or DWAC) system or (y) if DWAC is unavailable, by hand delivery of one or more certificates, and shall register such shares in the shareholder register of Company in the name of Holder or as instructed by Holder in writing, the number of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock to which  Holder shall be entitled upon such exercise plus, in lieu of any fractional share of Common Stock to which Holder would otherwise be entitled, cash in an amount equal to the same fraction of the Daily Market Price of the Common Stock on the Business Day immediately preceding the relevant Warrant Closing Date, and a certificate from the Company stating the new Warrant Amount reflecting a reduction in each of the dollar amounts in the definition of Warrant Amount, on a dollar-for-dollar basis, for each dollar paid or deemed paid in the event of a Cashless Exercise; and

(ii)    the Dividend Amount (as defined below) multiplied by the number of shares of Common Stock required to be delivered under this Section 1.7 (or, in the case of a Cashless Exercise, the gross number of shares that would have been deliverable if Holder or the Company had not elected Cashless Exercise) (the "Dividend Payment").  To the extent that the Dividend Payment consists of cash, the Company shall pay such amount  by wire transfer of immediately available funds to Holder.  To the extent that the Dividend Payment consists of securities or other non-cash property, the Company shall deliver such securities or other non-cash property to Holder; provided that if such securities or other non-cash property would have a reduced value if delivery is so delayed (for example only and not by way of limitation, a short-term right to purchase securities), then proper provision shall be made to deliver to Holder the sum of (i) the fair value of such securities or other non-cash property measured as of the distribution date and (ii) the appreciation, if any, in value of such securities through the date of delivery.  For example only and not by way of limitation, if the Company distributes a short-term right to purchase securities to other equity holders, it shall deliver to Holder the value Holder would have received had Holder exercised such right plus the appreciation, if any, had Holder held the purchased securities through the date on which such fair value is delivered to Holder.  In the event that Holder and the Company mutually agree that it would be impractical for the Company to distribute identical securities or other non-cash property to Holder, then Holder and the Company shall work together in good faith to determine a fair and equivalently valued substitute therefor.  "Dividend Amount" means the aggregate per-share amount of dividends and distributions, whether in cash, securities or otherwise, declared or paid on any class of equity security of the Company on or after the  date of the Agreement and on or before the relevant Warrant Closing Date.

2.	Reservation of Shares.

For so long as the Warrant Amount represented hereby has not been exercised in full, the Company shall at all times prior to the end of the Warrant Term reserve and keep available, free from pre-emptive rights, out of its authorized but unissued capital stock, the number of shares available for exercise hereunder.  In the event the number of shares of Common Stock or other securities issued and issuable under this Certificate exceeds the available authorized number of shares of Common Stock or other securities, the Company shall promptly take all actions necessary to increase the authorized number of shares of Common Stock or other securities, including causing its board of directors to call a special meeting of stockholders and recommend such increase.

3.	Report as to Adjustments.

In each case of any adjustment or readjustment of the Warrant Amount, the Warrant Term, the Warrant Price or any other adjustment or readjustment pursuant to the terms of the Agreement or this Certificate, or upon the written request at any time of any Holder, the Company at its expense will promptly compute such adjustment or readjustment (the "Company Calculation") in accordance with the terms of this Certificate and the Agreement and cause the Company's Chief Financial Officer to verify such computation and prepare a report setting forth such adjustment or readjustment and showing in reasonable detail the method of calculation thereof and the facts upon which such adjustment or readjustment is based, including a statement of (a) the Warrant Amount, (b) the Warrant Term and (c) the Warrant Price in effect immediately prior to such adjustment or readjustment (as adjusted and readjusted, as applicable).  The Company will forthwith deliver a copy of each such report to Holder and will also keep copies of all such reports at its principal office and will cause the same to be available for inspection at such office during normal business hours by Holder.  Holder may dispute the Company Calculation by providing its computation of such adjustment or readjustment (the "Holder Calculation") and requesting in writing that independent certified public accountants of recognized national standing (which may be the regular auditors of the Company if approved by Holder) selected by the Company verify the Company Calculation.  Holder shall be responsible for the costs and expenses of such accountants if the difference between the computation of the adjustment or readjustment by such accountants (the "Accountant Calculation") and Holder Calculation is greater than the difference between the Accountant Calculation and the Company Calculation, and otherwise the Company shall bear such costs and expenses.

4.	Taxes.

The Company shall pay all documentary stamp taxes (if any) attributable to the issuance of Common Stock upon each exercise of the Warrant by Holder; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the registration of any certificates for Common Stock in a name other than that of a Holder upon each exercise of the Warrant, and the Company shall not be required to issue or deliver a Certificate evidencing the Warrant or certificates for Common Stock unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

5.	Adjustments.

(a)    Treatment of Company Stock Adjustment Events. In case the Company may effect any subdivision or combination of the issued Common Stock, whether by reason of any dividend or distribution of units, split, recapitalization, reorganization, spin-off, combination or other similar change (each a "Company Stock Adjustment Event"), including a pro rata distribution of Common Stock to all holders of Common Stock, or a subdivision or combination of the outstanding Common Stock, then (a) in the case of any such distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such distribution, or (b) in the case of any such subdivision or combination, at the close of business on the Business Day immediately prior to the Business Day upon which such Company action becomes effective, the Warrant Price and, to the extent applicable, the Daily Market Price of the Common Stock and each other price or quantity in effect immediately prior to such Company Stock Adjustment Event shall be proportionately changed.

(b)    Reorganizations, Etc.  If the Company is party to a capital reorganization or reclassification of the Common Stock, whether or not in connection with a Change of Control, proper provision shall be made so that, upon the basis and the terms and in the manner provided herein, the Warrant, to the extent unexercised and unpaid, at any time after the consummation of such reorganization or reclassification, shall entitle Holder to receive the stock and other securities, cash and property to which Holder would have been entitled upon such consummation if Holder had exercised the Warrant immediately before the consummation of such reorganization or reclassification.

(c)    Change of Control.  On the date a public announcement is made of the Company's or any other Person's intention or agreement to engage in a transaction or series of transactions that may result in a Change of Control, the Warrant Price shall be adjusted as provided in Section 12 of the Agreement.  The provisions of this Section 5(c) shall be effective prior to, and regardless of, the effectiveness of the provisions of Section 6 of this Certificate.

6.           Change of Control.

6.1   Contingent Exercise.  If after the Commencement Date, a Change of Control or plan or proposal with respect thereto is publicly announced or occurs, then between the date a Change of Control is announced and the effective date of the Change of Control, Holder at its sole option shall continue to have the right to submit to the Company one or more Warrant Exercise Notices during the Warrant Term in accordance with the terms and conditions of this Certificate.  In addition, if the Change of Control is to occur during the Warrant Term, Holder at its sole option may elect to submit to the Company one or more special notices (each, a "Contingent Warrant Exercise Notice") to exercise all or part of its unexercised Warrant in connection with such Change of Control; in which case, notwithstanding the provisions of Section 1.4:

(a)    the effectiveness of such contingent exercise shall be conditional upon the effectiveness of the Change of Control;

(b)    Holder shall have the right to deliver a notice to withdraw such Contingent Warrant Exercise Notice until the effective date of such Change of Control; and

(c)    if such Contingent Warrant Exercise Notice shall not have been withdrawn, then on the effective date of such Change of Control, Holder of the Warrant shall receive, upon payment of the Warrant Price designated in the Warrant Exercise Notice, the same consideration, in the form of cash, securities or other assets (the "Acquisition Consideration") per share of Common Stock issuable to any other holder of shares of Common Stock in connection with such Change of Control based upon the number of shares of Common Stock into which Holder's Warrant (or the portion thereof being exercised) would be exercisable if Holder had exercised the Warrant (or such portion) on the Business Day immediately preceding the date on which such Change of Control occurs.  If the Acquisition Consideration is in the form of cash, Holder shall not be required to tender the relevant Warrant Price to exercise its Warrant (or portion thereof), but shall receive an amount in connection with such Change of Control equal to the Acquisition Consideration applicable to Holder based on the number of shares of Common Stock into which Holder's Warrant (or the portion thereof being exercised) would be exercisable if Holder had exercised the Warrant (or such portion) that it owns on the Business Day immediately preceding the date on which such Change of Control occurs, less such Warrant Price.  For avoidance of doubt, only that portion of Holder's Warrant tendered for exercise pursuant to a Contingent Warrant Exercise Notice shall be deemed exercised, and any unexercised portion of the Warrant shall be assumed by the Acquiring Person as provided in Section 6.2 hereof.

6.2   Assumption of the Warrant.  In the case of any proposed Change of Control, the Company and Holder agree as follows:

(a)    The Company shall not enter into an agreement with any Acquiring Person that may result in a Change of Control unless such agreement expressly requires the Acquiring Person to assume, by written instrument delivered to, and reasonably satisfactory to, Holder, all of the Company's obligations with respect to the Warrant under this Certificate  in a manner consistent with paragraph (b) below, and such Acquiring Person shall have similarly delivered to Holder an opinion of counsel for such Acquiring Person, which counsel shall be reasonably satisfactory to Holder, stating that the rights of Holder under this Certificate shall thereafter continue in full force and effect and the terms hereof.

(b)    At the sole election of Holder, in lieu of the Warrant being assumed by the Acquiring Person as set forth in Section 6.2(a), the Company shall pay to Holder upon consummation of the Change of Control, an amount of cash equal to the fair market value of the Warrant immediately prior to the Change of Control, to be determined by a qualified valuation firm selected by Holder and reasonably acceptable to the Company, assuming for such valuation that the Warrant Price has been adjusted pursuant to Section 12(b) of the Agreement and giving due consideration to such factors as the financial condition and prospects of the Company, the remaining unexpired term of the Warrant (assuming, for such purpose that the Warrant can be exercised on and after the date of the Change of Control even if the Warrant Term has not yet commenced) and the highest of the market price of the Common Stock of the Company immediately prior to (i) the announcement of the Change of Control, (ii) the date that Holder delivers a notice to the Company specifying such date for this purpose, and (iii) the consummation of the Change of Control, provided no discount shall be considered in connection with any of the foregoing factors or otherwise as a result of the Company undergoing the Change of Control.  For the avoidance of doubt, in the event that Holder elects to have the Company pay the fair market value of the Warrant as determined above, the Warrant will be redeemed upon the Company making such payment and no additional payment from the Company or Holder shall be required in connection with such redemption.

(c)    In the event that Holder does not elect to have the Company pay the fair market value of the Warrant as set forth in Section 6.2(b), without limiting Section 6.2(a) or anything else set forth in this Certificate, Holder shall, following the occurrence of a Change of Control, automatically have equivalent rights under this Certificate with respect to the Acquiring Person and from and after the effective date of the Change of Control and regardless of whether the Acquiring Person expressly assumes the Company's obligations and:

(i)    all references to the Company in this Certificate shall be references to the Acquiring Person,

(ii)    all references to Common Stock in this Certificate shall be references to Acquiring Person Stock, and

(iii)    if the Acquiring Person is an entity other than the Company, all references to the Warrant Price in this Certificate shall be references to the Stock Adjustment Measuring Price.

(d)    "Acquiring Person Stock" means, in connection with a Change of Control, the securities for which the Common Stock are exchanged in such Change of Control (or if none, the most widely-held class of voting securities of the Acquiring Person).

(e)    "Pre-Acquisition Price" means (i) the Daily Market Price of the Common Stock on the date immediately preceding the date on which a Change of Control is consummated, or (ii) if a purchase, tender or exchange offer is made by the Acquiring Person (or by any of its affiliates) to the holders of the Common Stock and such offer is accepted by the holders of more than fifty percent (50%) of the outstanding shares of Common Stock, the greater of (x) the price determined in accordance with the provisions of the foregoing clause (i) of this sentence and (y) the Daily Market Price of the Common Stock on the date immediately preceding (A) in the case of a purchase, the date of acceptance of such offer by the holders of more than fifty percent (50%) of the outstanding shares of Common Stock and (B) in the case of a tender or exchange offer, the date on which more than fifty percent (50%) of the outstanding shares of Common Stock shall have been accepted for payment pursuant to the terms of such tender or exchange offer.

6.3   "Stock Adjustment Measuring Price" means the lower of (a) and (b) below:

(a)    an amount equal to the Warrant Price multiplied by a fraction,

(i)    the numerator of which is the Daily Market Price of the Acquiring Person Stock determined as of the Business Day immediately preceding and excluding the date on which the Change of Control is consummated; and

(ii)    the denominator of which is the Pre-Acquisition Price; and

(b)    the price per share of such Acquiring Person's securities for which the Common Stock are exchanged in the Change of Control (or if none, the most widely-held class of voting securities of the Acquiring Person) equal to the average of the Daily Market Prices of such securities during the period of ten (10) consecutive Business Days ending on the date that is three (3) Business Days prior to and excluding the date of the first Warrant Exercise Notice delivered to the Acquiring Person.

7.	Lost or Stolen Certificate.

In case this Certificate shall be mutilated, lost, stolen or destroyed, the Company may in its discretion issue in exchange and substitution for and upon cancellation of the mutilated Certificate, or in lieu of and substitution for the Certificate lost, stolen or destroyed, a new Certificate of like tenor, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of such Certificate.  Applicants for a substitute Certificate shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company may prescribe.

8.	Transfer Agent.

(a)    Initially, the Company (and upon a Change of Control, the Acquiring Person) shall serve as the transfer agent (the "Transfer Agent") for the Warrant.  The Transfer Agent shall at all times maintain a register (the "Warrant Register") of Holders of the Warrant.  The Company may deem and treat each Holder of the Warrant as set forth in the Warrant Register as the true and lawful owner thereof for all purposes, and the Company shall not be affected by any notice to the contrary.

(b)    The Company may, at any time and from time to time, appoint another Person to serve as the Transfer Agent, and shall upon acceptance by such Person, give notice to Holder of the change in Transfer Agent.  Such new Transfer Agent shall be (a) a Person that is a bank or trust company organized and in good standing under the laws of the United States or any state thereof with assets of at least $100,000,000 or (b) an affiliate of such a Person.  After acceptance in writing of such appointment by the new Transfer Agent, it shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Transfer Agent, without any further assurance, conveyance, act or deed; but if for any reason it shall be reasonably necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of the Company and shall be legally and validly executed and delivered by the Company. Any Person into which any new Transfer Agent may be merged or any company resulting from any consolidation to which any new Transfer Agent shall be a party or any company to which any new Transfer Agent transfers substantially all of its corporate trust or stockholders services business shall be a successor Transfer Agent under this Certificate without any further act; provided that such Person (a) would be eligible for appointment as successor to the Transfer Agent under the provisions of this Section 8 or (b) is a wholly owned subsidiary of the Transfer Agent. Any such successor Transfer Agent shall promptly cause notice of its succession as Transfer Agent to be delivered via reputable overnight courier to Holders of the Warrant at Holder's last address as shown on the Warrant Register.

9.	Notices.

(a)    All notices and other communications under this Certificate shall be in writing and shall be delivered as provided below:

(i)    If sent to Holder, all communications will be deemed delivered: if delivered by hand, on the day received by Holder; if sent by reputable overnight courier, on the next Business Day; and if transmitted by facsimile to Holder, on the date transmitted (provided such facsimile is later confirmed), in each case to the following address (unless otherwise notified in writing of a substitute address):

BRG Investments, LLC
c/o Fletcher Asset Management, Inc.
48 Wall Street Address, 5th Floor
New York, NY 10005
Attention:	Jack LaFata
Telephone:	(212) 284-4800
Facsimile:	(212) 284-4801

with a copy to (which copy shall not constitute notice):

Irell & Manella LLP
1800 Avenue of the Stars, Suite 900
Los Angeles, CA 90067
Attention:	Greg Klein, Esq.
Telephone:	(310) 203-7177
Facsimile:	(310) 203-7199

(ii)    If sent to the Company, all communications will be deemed delivered: if delivered by hand, on the day received by the Company; if sent by reputable overnight courier, on the next Business Day; if transmitted by facsimile to the Company, on the date transmitted (provided such facsimile is later confirmed); and if transmitted by email to the Company, on the date transmitted, in each case to the following address (unless otherwise notified in writing of a substitute address):

ANTs software inc.
71 Stevenson Street, Suite 400
San Francisco, CA 94105
Attention:	Joe Kozak and Dave Buckel
Telephone:	(650) 931-0500
Facsimile:	(650) 227-8001
Email:	joe.kozak@ants.com and dave.buckel@ants.com

with a copy to (which copy shall not constitute notice):

Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, NE
Atlanta, Georgia 30326
Attn: David Calhoun
Telephone: (404) 504-7613
Facsimile: (404) 365-9532

10.	Construction.

For purposes of this Certificate, except as otherwise expressly provided or unless the context otherwise requires:  (a) the terms defined in this Certificate have the meanings assigned to them in this Certificate and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender and neuter gender of such term; (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with U.S. generally accepted accounting principles; (c) references herein to "Articles", "Sections", "Subsections", "Paragraphs" and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Certificate, unless the context shall otherwise require; (d) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions; (e) the words "herein", "hereunder" and other words of similar import refer to this Certificate as a whole and not to any particular provision; (f) the term "include" or "including" shall mean without limitation; (g) the table of contents to this Certificate and all section titles or captions contained in this Certificate or in any Exhibit or Schedule hereto or referred to herein are for convenience only and shall not be deemed a part of this Certificate and shall not affect the meaning or interpretation of this Certificate; (h) any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as amended, modified or supplemented from time to time, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein; and (i) references to a Person are also to its permitted successors and assigns and, in the case of an individual, to his or her heirs and estate, as applicable.

11.	Severability of Provisions.

If any right, preference, or limitation of the Warrant set forth in this Certificate (as such Certificate may be amended from time to time) is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences, and limitations set forth in this Certificate (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference, or limitation will, nevertheless, remain in full force and effect, and no right, preference, or limitation set forth in this Certificate shall be deemed dependent upon any other such right, preference, or limitation unless so expressed in this Certificate.

This Certificate shall not be valid unless signed by the Company.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, ANTs software inc. has caused this Certificate to be signed by its duly authorized officer.

Dated:

ANTS SOFTWARE INC.

By:	/s/ David A. Buckel
	Name:	David A. Buckel
	Title:	Corporate Secretary/CFO

ATTEST:

Secretary

Exhibit 99.1

ANTs Software Receives $3.0 Million Commitment from Investment Firm

SAN FRANCISCO -- January 6, 2011 -- ANTs software inc. (OTCBB: ANTS), a leader in database consolidation solutions, today announced that it has entered into an agreement with an investment firm to purchase 5,184,033 shares of restricted common stock and warrants for $3.0 million. The warrants entitle the holder to purchase up to $3.0 million or 5,702,338 shares at a price of $0.5261 per share, exercisable for a period of nine years. The closing of the sale occurred on January 4, 2011.

The proceeds from the transaction will be for working capital and to repay ANTs $0.25 million line of credit.

“This added capital provides ANTs with a stronger ability to capitalize on the considerable business opportunities ahead for our innovative database migration solutions,” commented Joseph Kozak, Chairman and Chief Executive Officer of ANTs Software. “We are thrilled to have this investment company as a new partner to support ANTs as we expand the reach of our proven technology.”

About ANTs software, inc.

The mission of ANTs Software is to help customers drive down IT operating costs by consolidating hardware and software infrastructure and eliminating cost inefficiencies. To this end, ANTs develops and sells the ANTs Compatibility Server (ACS) an innovative middleware solution that accelerates database consolidation between database vendors, enabling application portability. In addition to ACS, ANTs offers a complete portfolio of services ranging from architecting or managing IT infrastructure, to full application performance tuning and administrative services. ANTs is a public company with headquarters in San Francisco, California. Our shares trade on the OTC Bulletin Board under the symbol: ANTS. For more information visit, www.ants.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements concerning financial projections, financing activities, product development activities and sales and licensing activities. Such forward-looking statements are not guarantees of future results or performance, are sometimes identified by words of condition such as “should,” “could,” “expects,” “may,” or “intends,” and are subject to a number of risks and uncertainties, known and unknown, that could cause actual results to differ materially from those intended or anticipated. Such risks include, without limitation: problems securing the necessary financing to continue operations should revenues not be sufficient to offset expenses, problems encountered in commercializing the ANTs technology, potential of undetected infringing technology or non-infringing competitive technologies, difficulties experienced in product development, roadblocks experienced in sales and marketing activities, longer than expected sales processes, difficulties in recruiting knowledgeable and experienced personnel, possible problems in migrating applications using the ANTs Compatibility Server (ACS), and potential problems in protecting the Company’s intellectual property. Further information concerning these and other risks is included in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The Company undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Contact:

Investor Relations:
For ANTs software inc.
Todd Fromer, 212-896-1215
tfromer@kcsa.com

or

Media Contact:
ANTs software inc.
Cesar Rojas, 650-931-0535
cesar.rojas@ants.com